AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                                LCS GROUP, INC.,

                             LCS ACQUISITION CORP.,

                 (A WHOLLY OWNED SUBSIDIARY OF LCS GROUP, INC.)

                     CONVERSION SERVICES INTERNATIONAL, INC.

                                       AND

     THE Affiliated Stockholders of CONVERSION SERVICES INTERNATIONAL, INC.

                                   DATED AS OF

                                 August 21, 2003

                      AGREEMENT AND PLAN OF REORGANIZATION

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                                    ARTICLE I
                              RECITALS; DEFINITIONS

SECTION  1.1      Recitals                                                   1
SECTION  1.2      Definitions                                                1
SECTION  1.3      Rules of Construction                                      1

                                   ARTICLE II
                                   THE MERGER

SECTION  2.1      The Merger                                                 2
SECTION  2.2      Effective Time                                             2
SECTION  2.3      Closing                                                    2
SECTION  2.4      Effects of the Merger                                      2
SECTION  2.5      Certificate of Incorporation and Bylaws                    2
SECTION  2.6      Directors                                                  2
SECTION  2.7      Conversion of
                           LCS, Merger Sub and CSI Securities                3
SECTION  2.8      Exchange Procedures                                        3
SECTION  2.9      No Further Ownership Rights in
                           CSI Common Stock                                  4
SECTION  2.10     Stock Transfer Books                                       4
SECTION  2.11     Approval of Merger and Declination of
                           Appraisal Rights                                  4

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF CSI
                       AND THE AFFILIATED CSI STOCKHOLDERS

SECTION  3.1      Corporate Organization                                     4
SECTION  3.2      Qualification                                              4
SECTION  3.3      Authorization                                              5
SECTION  3.4      Approvals                                                  5
SECTION  3.5      Absence of Conflicts                                       5
SECTION  3.6      Subsidiaries; Equity Investments                           6
SECTION  3.7      Capitalization                                             6
SECTION  3.8      Financial Statements                                       6
SECTION  3.9      Undisclosed Liabilities                                    7
SECTION  3.10     Licenses                                                   7

SECTION  3.11     Tax Matters                                                7
SECTION  3.12     Litigation                                                 7
SECTION  3.13     Compliance with Law                                        8
SECTION  3.14     Employee Benefit Plans and Policies                        8
SECTION  3.15     Labor Matters                                              8
SECTION  3.16     Insurance                                                  8
SECTION  3.17     Affiliate Interests                                        9
SECTION  3.18     Hazardous Materials                                        9
SECTION  3.19     Intellectual Property                                      9
SECTION  3.20     Disclosure                                                 9
SECTION  3.21     Certain Agreements                                         10
SECTION  3.22     Absence of Changes                                         10
SECTION  3.23     Contracts and Commitments                                  10
SECTION  3.24     Title to Property

                                   ARTICLE IV
                  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF
                         THE AFFILIATED CSI STOCKHOLDERS

SECTION  4.1      Authorization of Agreement                                 11
SECTION  4.2      Investment Intent                                          12

                                    ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF LCS AND MERGER SUB

SECTION  5.1      Corporate Organization                                     13
SECTION  5.2      Qualification                                              13
SECTION  5.3      Authorization                                              13
SECTION  5.4      Approvals                                                  13
SECTION  5.5      Capitalization                                             14
SECTION  5.6      Absence of Conflicts                                       14
SECTION  5.7      Authorization For LCS Securities                           14
SECTION  5.8      SEC Documents                                              15
SECTION  5.9      Merger Sub                                                 15
SECTION  5.10     Undisclosed Liabilities                                    15
SECTION  5.11     Certain Agreements.                                        15
SECTION  5.12      Absence of Changes                                        16
SECTION  5.13     Litigation                                                 16
SECTION  5.14     Tax Matters                                                16
SECTION  5.15     Compliance with Law                                        17
SECTION  5.16     Affiliate Interest                                         17
SECTION  5.17     Hazardous Material                                         17
SECTION  5.18     Intellectual Property                                      17
SECTION  5.19     Disclosure                                                 18
SECTION  5.20     Listing                                                    18
SECTION  5.21     Permits                                                    18

SECTION  5.22     Employee Benefit Plans and Policies                        18
SECTION  5.23     Labor Matters                                              18
SECTION  5.24     Insurance                                                  18
SECTION  5.25     Subsidiaries                                               19
SECTION  5.26     Contracts and Commitments                                  19

                                   ARTICLE VI
                              COVENANTS OF CSI AND
                         THE AFFILIATED CSI STOCKHOLDERS

SECTION  6.1      Acquisition Proposals                                      19
SECTION  6.2      Access                                                     20
SECTION  6.3      Conduct of Business by CSI
                           Pending the Merger                                20
SECTION  6.4      Confidentiality                                            21
SECTION  6.5      Press Releases                                             21
SECTION  6.6      Consents                                                   21
SECTION  6.7.     Agreement to Defend                                        22
SECTION  6.8      Intellectual Property Matters                              22
SECTION  6.9      Notification of Certain Matters                            25

                                   ARTICLE VII
                                COVENANTS OF LCS

SECTION  7.1      Confidentiality                                            22
SECTION  7.2      Press Releases                                             22
SECTION  7.3      Conduct of Business by LCS
                           Pending the Merger                                22
SECTION  7.4      Consents                                                   24
SECTION  7.5      Agreement to Defend                                        24
SECTION  7.6      Delivery of Certificates and Warrants                      24
SECTION  7.7      Access                                                     24
SECTION  7.8      Intellectual Property Matters                              25
SECTION  7.9      Acquisition Proposals                                      25
SECTION  7.10     Notification of Certain Matters                            25

                                  ARTICLE VIII
                                   CONDITIONS

SECTION  8.1      Conditions Precedent to Obligation
                           of Each Party to Effect the Merger                25
SECTION  8.2      Additional Conditions Precedent to
                           Obligations of LCS                                26

SECTION  8.3      Additional Conditions Precedent to
                           Obligations of CSI and The Affiliated CSI
                           Stockholders                                      26

                                   ARTICLE IX
                                 INDEMNIFICATION

SECTION  9.1      Agreement by CSI and the
                           Affiliated CSI Stockholders
                            to Indemnify                                     28
SECTION  9.2      Agreement by LCS to Indemnify                              30
SECTION  9.3      Conditions of Indemnification                              31
SECTION  9.4      Applicability                                              31

                                    ARTICLE X
                                  MISCELLANEOUS

SECTION  10.1     Termination                                                32
SECTION  10.2     Effect of Termination                                      32
SECTION  10.3     Brokers; Expenses                                          33
SECTION  10.4     Restrictions on Transfer of LCS Securities                 33
SECTION  10.5     Waiver and Amendment                                       33
SECTION  10.6     Public Statements                                          34
SECTION  10.7     Assignment                                                 34
SECTION  10.8     Notices                                                    34
SECTION  10.9     Governing Law                                              35
SECTION  10.10    Severability                                               35
SECTION  10.11    Counterparts                                               35
SECTION  10.12    Headings                                                   35
SECTION  10.13    Entire Agreement; Third Party Beneficiaries                35


Schedules

Schedule 3.1(a) - List of CSI Subsidiaries
Schedule 3.1(b) - Corporate Organization
Schedule 3.2 - Qualification Schedule 3.5 - List of Conflicts
Schedule 3.7(a) - List of Holders of CSI Common Stock
Schedule 3.7(b) - Capitalization
Schedule 3.8 - Financial Statements
Schedule 3.10 - Licenses
Schedule 3.11(a) - Tax Matters
Schedule 3.11b) - Tax Matters
Schedule 3.11(c) - Tax Matters
Schedule 3.12(a) - Litigation
Schedule 3.12(b) - Litigation

Schedule 3.13 - Compliance with the Law
Schedule 3.14 - Employee Benefit Plans and Policies
Schedule 3.16 - Insurance
Schedule 3.17 - Affiliate Interests
Schedule 3.18 - Hazardous Material
Schedule 3.19 - Intellectual Property
Schedule 3.21 - Certain Agreements
Schedule 3.22 - Absence of Changes
Schedule 3.23 - Contracts and Commitments
Schedule 3.24 - Title to Property

Schedule 5.1(a) - List of LCS Subsidiaries
Schedule 5.1(b) - Corporate Organization
Schedule 5.4(a) - Capitalization
Schedule 5.4(b) - Capitalization
Schedule 5.9 - Undisclosed Liabilities
Schedule 5.11 - Absence of Changes
Schedule 5.12(b) - Litigation
Schedule 5.13(a) - Tax Matters
Schedule 5.13(b) - Tax Matters
Schedule 5.13(c) - Tax Matters
Schedule 5.14 - Compliance with the Law
Schedule 5.15 - Affiliate Interests

Annex:

Annex A - Schedule of Defined Terms

Exhibits

Exhibit A.  Affiliated CSI Stockholders

Exhibit B.  Section 262 of the Delaware General Corporation Law

Exhibit C.  Schedule of Non-Affiliated CSI Stockholders and CSI Note Holders

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (this "Agreement"), dated as of August 21, 2003, is among LCS GROUP, INC., a Delaware corporation ("LCS"), LCS ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of LCS ("Merger Sub"), each with an office at 3 Tennis Court Road, Mahopac, New York 10541, CONVERSION SERVICES INTERNATIONAL, INC., a Delaware corporation, ("CSI"), with an office at 100 Eagle Rock Avenue, East Hanover, N.J. 07936 and the persons listed on the signature pages hereof under the caption "Affiliated CSI Stockholders" and Exhibit A hereto which also sets forth their respective addresses and the number of shares of CSI common stock (the "CSI Common Stock") owned by each of them (hereinafter defined as the "Affiliated CSI Stockholders").

                                    RECITALS:

         WHEREAS, the Board of Directors of the parties to this Agreement have determined it is in the best long-term interests of the parties to this Agreement and their stockholders to effect a business combination pursuant to which CSI will merge with and into Merger Sub on the terms and subject to the conditions set forth herein (the "Merger");

         WHEREAS, the sole director of LCS and Merger Sub and the Board of Directors of CSI have approved this Agreement and the Merger pursuant to the terms and conditions herein set forth;

         WHEREAS, the Affiliated CSI Stockholders own 100% of the outstanding CSI Common Stock on a fully-diluted basis and each Affiliated CSI Stockholder will agree, subject to the terms and conditions of this Agreement, to vote his shares of CSI Common Stock to approve the Merger;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify to the extent possible as a reorganization within the meaning of Section 368(A)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

         NOW, THEREFORE, in consideration of the above premises and the mutual promises set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                    ARTICLE I

                              RECITALS; DEFINITIONS

Section 1.1 Recitals. The recitals are hereby incorporated herein and made a part hereof.

Section 1.2. Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

Section 1.3. Rules of Construction. Unless the context otherwise requires, as used in this Agreement, (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (c) "or" is not exclusive; (d) "including" means "including, without limitation;" (e) words in the singular include the plural;
(f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; (i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement; and (j) section and paragraph headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

                                   ARTICLE II

                                   THE MERGER

Section 2.1. The Merger. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), CSI shall be merged with and into Merger Sub. Following the Merger, Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of CSI shall cease.

Section 2.2 Effective Time. As soon as practicable after the Closing, the parties hereto will file with the Secretary of State of the State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the corporation law of such state. The effective time of the filing of the certificate of merger with the Secretary of State of the State of Delaware is the "Effective Time."

Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of LCS, or such other place as the parties hereto may agree upon, within seven (7) business days after all the conditions set forth in Article IX hereof are satisfied or waived but in no event later than December 31, 2003. The date on which the Closing occurs is herein referred to as the "Closing Date."

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of CSI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of CSI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5       Certificate of Incorporation and Bylaws.

     (a) LCS. The certificate of incorporation and bylaws of LCS in effect immediately prior to the Effective Time shall remain in full force and effect after the Effective Time; provided, however, that Article FIRST of the certificate of incorporation of LCS shall be amended to read in its entirety as follows: "The name of the corporation is Conversion Services International, Inc." until thereafter amended as provided by law.

     (b) Surviving Corporation. Effective immediately following the Closing, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Surviving Corporation until amended in accordance with applicable Law. Effective immediately following the Closing, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

Section 2.6      Directors and Officers.

     (a) LCS. As of the Effective Time, (i) the directors of LCS shall be comprised in accordance with Schedule 2,6 hereto and (ii) the individuals listed on Schedule 2.6 hereto shall have been appointed as the officers of LCS in accordance with Schedule 2.6 hereto.

     (b) Surviving Corporation. The directors of the Surviving Corporation shall be comprised in accordance with Schedule 2.6 hereto and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 2.7 Conversion of LCS, Merger Sub and CSI Securities.

     (a) At the Effective Time, each outstanding share of the common stock, no par value per share, of Merger Sub shall, by virtue of the Merger and without any action on the part of LCS, Merger Sub or CSI, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation;

     (b) At the Effective Time, or thereafter as otherwise provided by the DGCL,

              (i) Each share of CSI Common Stock issued and outstanding immediately prior to the Effective Time that shall be owned by an Affiliated CSI Stockholder shall, by virtue of the Merger and without any action on the part of LCS, Merger Sub, CSI or any holder thereof, be converted into and be exchangeable for the right to receive newly issued fully paid and non-assessable shares of LCS Common Stock, par value $0.001 per share, (the "LCS Common Stock," which, together with the shares of LCS Common Stock to be issued to the Non-Affiliated CSI Stockholders as provided in Paragraph 2.7(b)(ii) below, is sometimes hereinafter referred to as the "LCS Securities") at a ratio (the "Exchange Ratio") of shares of LCS Common Stock for each share of CSI Common Stock so that an aggregate of four hundred and fifty million (450,000,000) shares of LCS Common Stock (hereinafter sometimes referred to as the "Purchase Price") shall be issued pursuant to this Paragraph 2.7(b)(i) and Paragraph 2.7(b)(ii) below.

               (ii) Each share of CSI Common Stock issued and outstanding immediately prior to the Effective Time that shall be owned by a holder of CSI Common Stock who is not an Affiliated CSI Stockholder (collectively the "Non-Affiliated CSI Stockholders," all of whom shall be the CSI Note Holders who have converted their CSI Notes as referred to in Paragraph 2.7(c) below) and shall have voted in favor of the Merger or shall not have exercised his or her right of appraisal as provided by Section 262 of the DGCL (an "Approving CSI Stockholder" together with the Affiliated Stockholders hereinafter referred to as the "CSI Stock Holders") shall, by virtue of the Merger and without any action on the part of LCS, Merger Sub, CSI or any holder thereof, be converted into and be exchangeable for the right to receive newly issued fully paid and non-assessable shares of LCS Common Stock as set forth in the Schedule of Nonaffiliated CSI Stockholders and CSI Note Holders appended hereto as Exhibit C, subject to such Stockholder providing LCS with reasonably acceptable investment representations and related documentation.

              (iii) Each Non-Affiliated CSI stockholder who shall have voted against the Merger and shall have exercised his or her right of appraisal as provided by Section 262 of the DGCL shall thereafter have such rights as he or she may be granted pursuant to Section 262 of the DGCL.

     (c) At the Effective Time, all options, warrants, convertible notes and other rights, entitling the holders thereof to purchase or otherwise acquire any shares of CSI Common Stock (collectively, "Instruments") shall be canceled, retired and cease to exist at and as of the Effective Time, and those certain convertible notes (the "CSI Notes") as set forth in the Schedule of CSI Stockholders and Note Holders appended hereto as Exhibit C in the aggregate principal amount of One Million Five Hundred Thousand ($1,500,000) Dollars shall have been converted into shares of CSI Common Stock on or before the Effective Date, as long as such conversion does not adversely effect the intention to effectuate the Merger as a reorganization within the meaning of Section 368(a) of the Code. A complete list of the Instruments is set forth on Schedule 2.7(c).

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of CSI Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, an anti-dilution adjustment provision contained in CSI's certificate of incorporation or otherwise, the calculation of the Exchange Ratio shall be correspondingly adjusted to the extent necessary to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, change in conversion ratio or such similar event.

     (e) If, between the date of this Agreement and the Effective Time, the outstanding shares of LCS Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, the calculation of the Exchange Ratio shall be correspondingly adjusted to the extent necessary to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or such similar event.

Section 2.8        Exchange Procedures.

     (a) The Surviving Corporation will act as exchange agent in connection with the Merger.

(b) As soon as reasonably practicable after the Effective Time (and in any event within three (3) business days after the Effective Time), the Surviving Corporation shall use its commercially reasonable efforts to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CSI Common Stock (the "Certificates") (a) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation, and which letter shall be in customary form and have such other provisions as the Surviving Corporation may reasonably specify; and (b) instructions for effecting the surrender of such Certificates in exchange for shares of LCS Common Stock. Upon surrender of a Certificate to the Surviving Corporation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Surviving Corporation, the holder of such Certificate shall be entitled to receive in exchange therefor (i) shares of LCS Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to
Section 2.7 (after taking into account any shares of LCS Common Stock then held by such holder) and (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any dividends and other distributions and cash in lieu of fractional shares, and the shares of CSI Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Date to represent only the right to receive the LCS Securities issuable upon surrender of the Certificates. No interest will be paid or will accrue on any cash payable. In the event of a transfer of ownership of CSI Common Stock which is not registered in the transfer records of CSI, shares of CSI Common Stock evidencing, in the aggregate, the proper number of shares of CSI Common Stock, a check in the proper amount of cash in lieu of any fractional shares of CSI Common Stock and any dividends or other distributions to which such holder is entitled, may be issued with respect to such shares to such a transferee if the Certificate representing such shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid.

(c) No dividends or other distributions declared or made with respect to shares of LCS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of LCS Securities that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of LCS Common Stock shall be paid to any such holder until such holder shall surrender such Certificate in accordance with Section 2.8(b). Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of LCS Securities issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of LCS Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of LCS Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of LCS Common Stock.

(d) All shares of LCS Common Stock issued and cash paid upon conversion of the shares of CSI Common Stock in accordance with the terms of Article I and this
Article II (including any cash paid) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of CSI Common Stock.

(e) No certificates or scrip of shares of LCS Common Stock representing fractional shares of LCS Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of LCS or a holder of shares of LCS Securities.

(f) Notwithstanding any other provision of this Agreement, each holder of shares of CSI Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of LCS Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of LCS Common Stock multiplied by (ii) the reported closing sales price of one share of LCS Common Stock on the Over The Counter Bulletin Board (or such other national securities exchange or market on which the LCS Common Stock may then be listed, as applicable) (the "Principal Market") at the Effective Time. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Surviving Corporation shall forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

Section 2.9 No Liability. None of LCS, Merger Sub, CSI or the Surviving Corporation shall be liable to any person in respect to the LCS Securities or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity by such person against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed Certificate the applicable shares of LCS Common Stock with respect to the shares of CSI Common Stock formerly represented thereby and any unpaid dividends and distributions on LCS Securities deliverable in respect thereof, pursuant to this Agreement.

Section 2.11 Backup Withholding Rights. Each of LCS and the Surviving Corporation shall be entitled to deduct and withhold from the shares of LCS Common Stock and cash in lieu of fractional shares thereto pursuant to this Agreement to any holder of shares of CSI Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a tax Law. To the extent that amounts are so withheld by LCS or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CSI Common Stock in respect to which such deduction and withholding was made by LCS or the Surviving Corporation, as the case may be.

Section 2.12 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each party hereto shall use its commercially reasonable efforts to cause the Merger to be so qualified, shall report the transactions contemplated by this Agreement in a manner consistent with such reorganization treatment and will not take any position inconsistent therewith in any Tax Return (as hereinafter defined), refund claim, litigation or otherwise unless required to do so by law. The Merger shall be treated as a purchase for accounting purposes.

Section 2.13 No Further Ownership Rights in CSI Common Stock. LCS Securities issued upon conversion of CSI Common Stock in accordance with the terms of this
Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to CSI Common Stock. At the Effective Time, each Share of CSI Common Stock owned prior to the Effective Time shall be canceled and extinguished.

Section 2.14 Stock Transfer Books. The stock transfer books of CSI shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of CSI Common Stock thereafter on the records of CSI. On or after the Effective Time, any Certificates presented to the Surviving Corporation or LCS for any reason shall be converted into LCS Securities with respect to CSI Common Stock formerly represented thereby at the Exchange Ratio.

Section 2.15 Approval of Merger and Declination of Appraisal Rights. This executed Agreement shall constitute agreement and acknowledgment of each Affiliated CSI Stockholder to: (a) vote his or her shares of CSI Common Stock to approve the Merger, and (b) decline any appraisal rights under Section 262 of the DGCL. By executing this Agreement, each Affiliated CSI Stockholder acknowledges receipt of written notice of appraisal rights and a copy of Section 262 of the DGCL at least ten (10) days prior to the date of executing this Agreement. Section 262 of the DGCL is attached hereto as Exhibit B.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF

                     CSI AND THE AFFILIATED CSI STOCKHOLDERS

CSI and the Affiliated CSI Stockholders, jointly and severally, hereby represent and warrant to LCS and Merger Sub as follows:

Section 3.1 Corporate Organization. CSI and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization with all requisite corporate power and authority to own or lease its properties and conduct its business as now owned, leased or conducted and CSI has the requisite power to execute, deliver and perform this Agreement and each instrument, document or agreement required hereby to be executed and delivered by it at, or prior to, the Closing. Schedule 3.1(a) sets forth a list of the subsidiaries of CSI, all of which are wholly owned by it free and clear of all liens and encumbrances, except as set forth in
Schedule 3.1(a). True and complete copies of the certificate of incorporation and bylaws (or other organizational documents) of CSI and each of its subsidiaries are included in Schedule 3.1(b). The minute books of CSI and each of its subsidiaries previously made available to LCS are complete and accurately reflect all action taken prior to the date of this Agreement by the board of directors of CSI and each of its subsidiaries, as the case may be, and the stockholders thereof in their capacities as such.

Section 3.2 Qualification. CSI and each of its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary and failure to so qualify could have a Material Adverse Effect on the financial condition, results of operations, business or properties of CSI, its subsidiaries or the Surviving Corporation. Schedule 3.2 sets forth a list of the jurisdictions in which CSI and each of its subsidiaries is qualified to do business, if any.

Section 3.3 Authorization. The execution and delivery by CSI of this Agreement, the performance of its obligations pursuant hereto and the execution, delivery and performance of each instrument, document or agreement required hereby to be executed and delivered by it at, or prior to, the Closing have been duly and validly authorized by all requisite corporate action on the part of CSI and no other corporate proceedings on its part are necessary to authorize this Agreement or any other instrument, document or agreement required hereby to be executed by CSI at, or prior to, the Closing. The Board of Directors of CSI has voted to recommend approval of the Merger to the stockholders of CSI and such determination remains in effect. This Agreement has been, and each instrument, document or agreement required hereby to be executed and delivered by CSI at, or prior to, the Closing will then be, duly executed and delivered by it, and this Agreement constitutes, and, to the extent it purports to obligate CSI, each such instrument, document or agreement will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of CSI, enforceable against it in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

Section 3.4 Approvals. Except for the applicable filings with the Secretary of State of the State of Delaware relating to the Merger, to the knowledge of CSI and the Affiliated CSI Stockholders, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any Court or Governmental Authority is required by any applicable Law or by any applicable Order or any applicable rule or regulation of any Court or Governmental Authority to permit CSI or the Affiliated CSI Stockholders to execute, deliver, perform or consummate the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

Section 3.5 Absence of Conflicts. Except to the extent set forth in Schedule 3.5, neither the execution and delivery by CSI or the Affiliated CSI

Stockholders of this Agreement or any instrument, document or agreement required hereby to be executed and delivered by any of them at, or prior to, the Closing, nor the performance by CSI or the Affiliated CSI Stockholders of their respective obligations under this Agreement or any such instrument, document or agreement will (assuming receipt of all consents, approvals, authorizations, permits, certificates and orders disclosed as required in Section 3.4) to the knowledge of CSI or any of the Affiliated CSI Stockholders: (a) materially violate or breach the terms of or cause a default under (i) any applicable Law,
(ii) any applicable Order or any applicable rule or regulation of any Court or Governmental Authority, (iii) any applicable permits received from any Governmental Authority or Court, (iv) the certificate of incorporation or bylaws or other organizational documents of CSI or any of its subsidiaries, or (v) any contract or agreement to which CSI, any of its subsidiaries or any of the Affiliated CSI Stockholders is a party or by which any of them, or, in the case of CSI and its subsidiaries, any of its properties, is bound and has a Material Adverse Effect on the Merger, or (b) result in the creation or imposition of any Lien on any of the properties or assets of CSI, any of its subsidiaries or the Surviving Corporation, or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Court or Governmental Authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clauses (a), (b) or (c) of this Section.

Section 3.6 Subsidiaries; Equity Investments. Except as set forth in Schedule 3.1(a), CSI has not controlled, directly or indirectly, or had any direct or indirect equity participation in, any Person during the five-year period preceding the date hereof.

Section 3.7       Capitalization.

     (a) Schedule 3.7(a) sets forth with respect to CSI and each of its subsidiaries its authorized and outstanding Common Stock (the "CSI Capital Stock"). Each outstanding share of the CSI Common Stock and each of its subsidiaries has been duly authorized, is validly issued, fully paid and non-assessable and was not issued in violation of any preemptive rights of any stockholder. Set forth in Schedule 3.7(a) are the names, social security or IRS identification numbers and addresses (as reflected in the corporate records of CSI) of each record holder of the CSI Common Stock, together with the number of shares held by each such Person.

     (b) Except as disclosed in Schedule 3.7(b) or as may be issued in connection with the conversion of the CSI Notes, there is not outstanding any capital stock or other security, including, without limitation, any option, warrant or right, entitling the holder thereof to purchase or otherwise acquire any shares of the Common Stock of CSI or any of its subsidiaries, and there are no contracts, agreements, commitments or arrangements obligating CSI, any of its subsidiaries or the Surviving Corporation: (i) to issue, sell, pledge, dispose of or encumber any shares of, or any options, warrants or rights of any kind to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of, any class of capital stock of CSI, any of its subsidiaries or the Surviving Corporation, or (ii) to redeem, purchase or acquire or offer to acquire any shares of, or any outstanding option, warrant or right to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of, any class of capital stock of CSI, any of its subsidiaries or the Surviving Corporation.

Section 3.8 Financial Statements. Appended hereto as Schedule 3.8 are true and complete copies of the consolidated financial statements of CSI consisting of
(i) an unaudited consolidated balance sheet (the "CSI Interim Balance Sheet") of CSI as of June 30, 2003 (the "Interim Date") and the related consolidated statements of income, changes in stockholders' equity and cash flows for the six-month period then ended (including the notes thereto) (collectively with the Interim Balance Sheet, the "CSI Interim Financial Statements"); (ii) an audited consolidated balance sheet (the "CSI 2002 Balance Sheet") of CSI as of December 31, 2002 and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended (including the notes thereto) (collectively with the CSI 2002 Balance Sheet, the "CSI 2002 Financial Statements"); (iii) an audited consolidated balance sheet of CSI as of December 31, 2001 (the "CSI 2001 Balance Sheet") and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended (including the notes thereto) (collectively with the CSI 2001 Balance Sheet, the "CSI 2001 Financial Statements"); and (iv) an audited consolidated balance sheet of CSI as of December 31, 2000 (the "CSI 2000 Balance Sheet") and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended (including the notes thereto) (collectively with the CSI 2000 Balance Sheet, the "CSI 2001 Financial Statements" and together with the CSI Interim, 2002 and 2001 Financial Statements, the "CSI Financial Statements"). The CSI Financial Statements present fairly the financial position of CSI and the results of its operations and changes in financial position as of the dates and for the periods indicated therein in conformity with GAAP and the applicable rules and regulations of the Commission. The CSI Financial Statements do not omit to state any material liabilities, absolute or contingent, required to be stated therein in accordance with GAAP and the applicable rules and regulations of the Commission. All accounts receivable of CSI reflected in the CSI Financial Statements and as incurred since the CSI Interim Balance Sheet Date, represent sales made in the ordinary course of business, are collectible (net of any reserves for doubtful accounts shown in the CSI Interim Financial Statements) in the ordinary course of business and, except as set forth in Schedule 3.8, are not in dispute or subject to counterclaim, set-off or re-negotiation.

Section 3.9. Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or accrued for in the CSI Financial Statements, to the knowledge of CSI and the Affiliated CSI Stockholders, neither CSI nor any of its subsidiaries have any material liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and whether due or to become due. The reserves reflected in the CSI Interim Balance Sheet are adequate, appropriate and reasonable in accordance with GAAP and the applicable rules and regulations of the Commission.

Section 3.10 Licenses. CSI and each of its subsidiaries has obtained all licenses, certificates of authority, permits, authorizations, orders and approvals of, and has made all registrations or filings with, all Governmental Authorities as required in connection with the conduct of its business other than licenses, certificates, permits, authorizations, orders, approvals, registrations or filings which if not obtained or made would not have Material Adverse Effect on CSI, any of its subsidiaries, or their respective business or financial conditions (collectively, the "Licenses"). Schedule 3.10 sets forth a true and complete list of the Licenses of CSI and its subsidiaries (including the jurisdictions in which they possess Licenses or other approvals to conduct their respective businesses) together with a description of the nature thereof.

Neither CSI nor any of its subsidiaries is transacting any business in any jurisdiction in which it is not authorized or permitted to transact such business. All Licenses are valid and in full force and effect. No such License is the subject of a proceeding for suspension or revocation or similar proceedings, and to the knowledge of CSI and the Affiliated CSI Stockholders no such proceeding is threatened.

Section 3.11      Tax Matters.

     (a) Except as set forth in Schedule 3.11(a) (and except for filings and payments of assessments the failure of which to file or pay will not have a Material Adverse Effect on CSI, any of its subsidiaries or the Surviving Corporation), to the knowledge of CSI and the Affiliated CSI Stockholders: (i) all Tax Returns which are required to be filed on or before the Closing Date by or with respect to CSI and each of its subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to CSI and each of its subsidiaries have been or will be satisfied in full, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; and (vii) all positions taken in the Tax Returns have been taken with no less than a "more likely than not" expectation of correctness.

     (b) CSI has no knowledge of any claim against CSI or any of its subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or, to the knowledge of CSI or the Affiliated CSI Stockholders, proposed with respect to any Tax Return of or with respect to CSI or any of its subsidiaries, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 3.11(b).

     (c) Except as set forth in Schedule 3.11(c), CSI has no knowledge of any extension of time in force with respect to the due date for the filing of any Tax Return of or with respect to CSI or any of its subsidiaries, or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to CSI or any of its subsidiaries.

     (d) The total amounts set up as liabilities for current and deferred Taxes in the CSI Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to CSI or any of its subsidiaries, as the case may be, up to and through the periods covered thereby.

Section 3.12  Litigation.

     (a) Except as set forth in Schedule 3.12(a), there are no actions at law, suits in equity, investigations, proceedings or claims pending or, to the knowledge of CSI or the Affiliated CSI Stockholders, threatened against or affecting CSI or any of its subsidiaries before or by any Court or Governmental Authority.

     (b) Except as contemplated by this Agreement and except to the extent set forth in Schedule 3.12(b), CSI and each of its subsidiaries has substantially performed all obligations required to be performed by it to date and is not in default under, and to the knowledge of CSI and the Affiliated CSI Stockholders, no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any contract or other agreement to which CSI or any of its subsidiaries is a party or by which it or any of its properties is bound or under any applicable Order of any Court or Governmental Authority.

Section 3.13 Compliance with Law. Except as set forth in Schedule 3.13, to the knowledge of CSI and the Affiliated CSI Stockholders, CSI and each of its subsidiaries are in material compliance with all applicable statutes and other applicable Laws and all applicable rules and regulations of all federal, state, foreign and local governmental agencies and authorities.

Section 3.14 Employee Benefit Plans and Policies. Except as set forth in
Schedule 3.14, neither CSI nor any of its subsidiaries has any knowledge of an obligation to contribute to, and has at no time since the effective date of ERISA maintained or had an obligation to contribute to, any "employee pension benefit plan" as defined in Section 3(2) of ERISA with regard to any employee, past or present, and neither CSI nor any of its subsidiaries is and has at any time since the effective date of the Multiemployer Pension Plan Amendment Act of 1980 been a party to, or during such period made any contribution to, any "Multiemployer Plan" as defined in Section 3(37) of ERISA (collectively the "Plans") with regard to any employee, past or present.

Section 3.15 Labor Matters. Neither CSI nor any of its subsidiaries is a party to any collective bargaining agreement, and to the knowledge CSI and the Affiliated CSI Stockholders, CSI and each of its subsidiaries is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practices.

Section 3.16 Insurance. Schedule 3.16 sets forth a list of all policies of insurance currently in effect relating to the business or operations of CSI and each of its subsidiaries. Such insurance policies are in full force and effect. CSI and each of its subsidiaries are currently insured, and since the inception of operations by CSI and each of its subsidiaries, as the case may be, has been insured, against such risks as companies engaged in the same or substantially similar business would, in accordance with good business practice, customarily be insured. CSI and each of its subsidiaries, as the case may be, have given in a timely manner to its insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and, except as set forth in Schedule 3.16, no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any of such claims. Neither CSI nor any of its subsidiaries has received any notice or other communication from any such insurer canceling or materially amending any of such insurance policies, and no such cancellation is pending or threatened. The execution of this Agreement and the consummation of the transactions contemplated hereby will not cause such insurance policies to lapse, terminate or be canceled and will not result in any party thereto having the right to terminate or cancel such insurance policies.

Section 3.17 Affiliate Interests. Except as set forth in Schedule 3.17, no employee, officer, director or stockholder or former employee, officer, director or stockholder of CSI or any of its subsidiaries has any interest in any property, tangible or intangible, including, without limitation, patents, trade secrets, other confidential business information, trademarks, service marks or trade names, used in or pertaining to the business of CSI or any of its subsidiaries, except for the normal rights of employees and stockholders.

Section 3.18      Hazardous Materials.

     (a) To the knowledge of CSI and the Affiliated CSI Stockholders, CSI and each of its subsidiaries are in compliance in all material respects with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder (together "Environmental Laws"), and CSI and each of its subsidiaries have all necessary government permits, licenses, certificates and approvals in relation thereto.

     (b) Neither CSI nor any of its subsidiaries has received any complaint, order, directive, claim, citation or notice of, and neither CSI nor the Affiliated CSI Stockholders know of any fact(s) that might constitute a violation(s) of any Environmental Laws.

     (c) Except in accordance with a valid governmental permit, license, certificate or approval listed in Schedule 3.18, to the knowledge of CSI and the Affiliated CSI Stockholders, there has been no emission, spill, release or discharge of Hazardous Material in or at the place of business of CSI or the place of business of any of its subsidiaries, or of any toxic or hazardous substances or wastes into or upon (i) the air; (ii) soils or any improvements located thereon; (iii) the water (including adjacent water and underground water); or (iv) any sewer, septic system or waste treatment, storage or disposal system for which CSI any of its subsidiaries or the Surviving Corporation could be held liable.

Section 3.19 Intellectual Property. Except as set forth in Schedule 3.19, CSI and each of its subsidiaries owns, or is licensed or otherwise has the right to use all Intellectual Property that is necessary for the conduct of the business and operations of CSI and each of its subsidiaries, as the case may be, as currently conducted. To the knowledge of CSI and the Affiliated CSI
Stockholders: (a) the use of the Intellectual Property by CSI and each of its subsidiaries, as the case may be, does not infringe on the rights of any Person, and (b) no Person is infringing on any right of CSI or any of its subsidiaries, as the case may be, with respect to any Intellectual Property. No claims that CSI or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property are pending or, to the knowledge of CSI and the Affiliated CSI Stockholders, threatened. All of the Intellectual Property that is owned by CSI and each of its subsidiaries are owned free and clear of all encumbrances and was not misappropriated from any Person. All of the Intellectual Property that is licensed by CSI and each of its subsidiaries are licensed pursuant to valid and existing license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Intellectual Property by CSI, any of its subsidiaries or the Surviving Corporation.

Section 3.20 Disclosure. To the best of their knowledge, CSI and the Affiliated CSI Stockholders have disclosed pursuant to this Agreement and the Schedules attached hereto, all facts material to the business, assets, prospects and condition (financial or otherwise) of CSI and each of its subsidiaries. To the best of their knowledge, no representation or warranty to LCS by CSI or any of the Affiliated CSI Stockholders contained in this Agreement, and no statement contained in the Schedules attached hereto, no certificate, list or other writing furnished to LCS by CSI or any of the Affiliated CSI Stockholders pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. Each statement contained in this Agreement, the Schedules attached hereto, and any certificate, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of CSI and each of the Affiliated CSI Stockholders for all purposes of this Agreement.

Section 3.21 Certain Agreements. Except as set forth in Schedule 3.21, neither CSI nor any of its subsidiaries nor any of their respective officers or directors, is a party to, or bound by, any contract, agreement or organizational document which purports to restrict, by virtue of a non-competition, territorial exclusivity or other provision covering such subject matter purportedly enforceable by a third party against CSI any of its subsidiaries or the Surviving Corporation, or any of their respective officers or directors, the scope of the business or operations of CSI, any of its subsidiaries or the Surviving Corporation, or any of their respective officers or directors, geographically or otherwise.

Section 3.22 Absence of Changes. Except as disclosed in Schedule 3.22 or as contemplated by this Agreement, since the date of the CSI Interim Balance Sheet, there has not been: (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having, or likely to have, or which, with or without notice or lapse of time or both, would have, a Material Adverse Effect on CSI or any of its subsidiaries; (b) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would have a Material Adverse Effect on CSI or any of its subsidiaries; (c) any entry into any commitment or transaction material to CSI or any of its subsidiaries (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice, or (d) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of CSI or any of its subsidiaries. Since date of the CSI Interim Balance Sheet neither CSI nor the Affiliated CSI Stockholders are aware of any fact or facts that, with or without notice or lapse of time or both, would, individually or in the aggregate, result in a Material Adverse Effect on CSI or any of its subsidiaries.

Section 3.23 Contracts and Commitments. Schedule 3.23 includes: (a) a list of all written and oral contracts to which CSI or any of its subsidiaries is a party or by which its property is bound that involve consideration or other expenditure in excess of $50,000 or performance over a period of more than six
(6) months or that is otherwise material to its business or operations ("Material Contracts"); (b) a list of all real or personal property leases to which CSI or any of its subsidiaries is a party involving consideration or other expenditure in excess of $50,000 over the term of the lease ("Material Leases");
(c) a list of all guarantees of, or agreements to indemnify or be contingently liable for, the payment or performance by any Person to which CSI or any of its subsidiaries is a party ("Guarantees") and (d) a list of all contracts or other formal or informal understandings between CSI or any of its subsidiaries and any of its respective officers, directors, employees, agents, stockholders or affiliates ("Related Party Agreements"). True and complete copies of each Material Contract, Material Lease, Guarantee and Related Party Agreement, to the extent they are in written form, have been furnished to LCS. Except as may be set forth in Schedule 3,23, each Material Contract is in full forces and effect, valid and binding in accordance with its terms and no notice of any breach or violation thereof has been given to CSI or the Affiliated Stockholders.

Section 3.24 Title to Property. Except as set forth on Schedule 3.24, CSI has good and marketable title to all the real property and good and valid title to all other property included in the CSI Financial Statements other than property disposed of in the ordinary course of business after the date of the CSI Interim Balance Sheet. Except as set forth in Schedule 3.24, CSI's properties are not subject to any mortgage, encumbrance or lien of any kind except minor encumbrances, which do not materially interfere with the use of the property in the conduct of CSI's business.

Section 3.25 Contributions and Payments. Neither CSI nor any of its subsidiaries, nor, to the knowledge of CSI or any Affiliated CSI Stockholder, any of their employees, officers, directors or agents, at any time during the last five (5) years: (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

Section 3.26 Internal Controls. CSI and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.27 Bank Accounts; Powers of Attorney. Schedule 3.27 hereto sets forth a complete and correct list showing: (a) all banks in which CSI and each of its subsidiaries maintains a bank account or safe deposit box (collectively, "CSI Bank Accounts"), together with, as to each such CSI Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and (b) the names of all persons holding powers of attorney from CSI, true and correct copies thereof which have been delivered to the other.

Section 3.28 Proxy Statement. The information supplied by CSI and the Affiliate CSI Stockholders for inclusion in the proxy statement (the " Proxy Statement") to be sent to the stockholders of LCS in connection with the special meeting of LCS's stockholders to consider the Authorization Increase (the "LCS Stockholders' Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of LCS, at the time of the LCS Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any matter or omit to state any material fact necessary in order to make the statements contained in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the LCS Stockholders' Meeting which has become false or misleading.

                                   ARTICLE IV

                    ADDITIONAL REPRESENTATIONS AND WARRANTIES

                       OF THE AFFILIATED CSI STOCKHOLDERS

Each Affiliated CSI Stockholder hereby, severally but not jointly, represents and warrants to LCS that:

Section 4.1 Authorization of Agreement. He or she has full legal right, power, capacity and authority to execute, deliver and perform his or her obligations pursuant to this Agreement and to execute, deliver and perform his or her obligations under each instrument, document or agreement required hereby to be executed and delivered by such Stockholder at, or prior to, the Closing. The execution of this Agreement by CSI represents the consent by 100 percent of the Affiliated CSI Stockholders to the terms and provisions of this Agreement and the transactions contemplated herein. This executed Agreement shall also constitute such Affiliated CSI Stockholder's written waiver of all applicable notice requirements. The date set forth beneath such Affiliated CSI Stockholder's signature is the actual date of execution and delivery of this Agreement by such Affiliated CSI Stockholder to CSI and LCS. This executed Agreement shall be filed in CSI's minute books as evidence of such Stockholder's action.

Section 4.2 Investment Intent. With respect to his or her acquisition of the LCS Securities, he or she represents and warrants to LCS that he or she: (a) will acquire the LCS Securities pursuant to the Merger solely for his or her account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of the LCS Securities in connection with any distribution except in full compliance with all applicable securities laws; (b) is not a party to any agreement or other arrangement for the disposition of any securities of LCS; (c) is an "accredited investor" as defined in Securities Act Rule 501(a); (d) (i) is able to bear the economic risk of an investment in the LCS Securities acquired pursuant to this Agreement, (ii) can afford to sustain a total loss of that investment, (iii) has such knowledge and experience in financial and business matters, and such past participation in investments, that he or she is capable of evaluating the merits and risks of the proposed investment in the LCS Securities, (iv) has received and reviewed the SEC Documents as defined below in Section 5.7, (v) has had an adequate opportunity to ask questions of and receive answers from the officers of LCS concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current officers and the sole director of LCS, and the operation and financial condition of LCS and understands that LCS is inactive and has no revenue generating operations, and
(vi) has asked all questions of the nature described in the preceding clause
(v), and all those questions have been answered to his or her satisfaction; (e) acknowledges that the LCS Securities to be delivered to him or her pursuant to the Merger have not been and will not be registered under the Securities Act or qualified under applicable blue sky laws and therefore may not be resold by him or her without compliance with the registration requirements of the Securities Act or an exemption therefrom and that the certificates he or she will receive will bear a legend substantially in the form set forth in Section 11.4 of this Agreement and stop transfer instructions will be placed on these securities with LCS' transfer agent; (f) acknowledges that, if a corporation or other business entity, it was not formed for the specific purpose of acquiring the LCS Securities; and (g) without limiting any of the foregoing, agrees not to dispose of any portion of the LCS Securities unless a registration statement under the Securities Act is in effect as to the applicable securities and the disposition is made in accordance with that registration statement, or such deposition is made in accordance with an exemption from the registration requirements under the Securities Act and applicable state securities laws.

                         REPRESENTATIONS AND WARRANTIES

                             OF LCS AND MERGER SUB,

LCS and Merger Sub hereby represent and warrant, jointly and severally, to CSI and the Affiliated CSI Stockholders that:

Section 5.1 Corporate Organization. LCS, each of its subsidiaries (except as set forth in Schedule 5.1(a)) and Merger Sub is each a corporation duly organized, validly existing and in good standing under the laws of the State of its organization with all requisite corporate power and authority to own or lease its properties and conduct its business as now owned, leased or conducted and LCS and Merger Sub each has all requisite corporate power and authority to execute, deliver and perform this Agreement and each instrument, document or agreement required hereby to be executed and delivered by it at, or prior to, the Closing. Schedule 5.1(a) sets forth a list of LCS's subsidiaries, all of which are wholly owned by LCS free and clear of all liens and encumbrances except as set forth in Schedule 5.1(a). True and complete copies of the certificates of incorporation and bylaws (or other organizational documents) of LCS and Merger Sub are included in Schedule 5.1(b). The minute books of LCS, each of its subsidiaries and Merger Sub previously made available to CSI are complete and accurately reflect all action taken prior to the date of this Agreement by its respective board of directors and stockholders in their capacities as such.

Section 5.2 Qualification. Neither LCS nor any of its subsidiaries is engaged in any business activity. Neither LCS nor any of its subsidiaries is qualified to do business in any jurisdiction except in the jurisdiction of its organization and only to the extent that it currently is in good standing..

Section 5.3 Authorization. The execution and delivery by LCS and Merger Sub of this Agreement, the performance by LCS and Merger Sub of their respective obligations pursuant to this Agreement, and the execution, delivery and performance of each instrument required hereby to be executed and delivered at the Closing have been duly and validly authorized by all requisite corporate action on the part of LCS and Merger Sub, as the case may be, and, except to amend the certificate of incorporation of LCS to increase the number of shares of Common Stock it is authorized to issue to one billion (1,000,000,000) (the "Authorization Increase"). This Agreement has been, and each instrument, document or agreement required hereby to be executed and delivered by LCS and Merger Sub at, or prior to, the Closing will then be, duly executed and delivered, as the case may be. This Agreement constitutes, and, to the extent it purports to obligate LCS and Merger Sub to each such instrument, document or agreement will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of LCS and Merger Sub, as the case may be, enforceable against it in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

Section 5.4 Approvals. Except for filings with the Secretary of State of the State of Delaware relating to the Merger and filings with the Commission relating to obtaining approval of the stockholders of LCS for the Authorization Increase, to the knowledge of LCS, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any Court or Government Authority is required by any applicable Law or by any applicable Order or any applicable rule or regulation of any Court or Governmental Authority to permit LCS or Merger Sub, as the case may be, to execute, deliver or consummate the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by either of them at or prior to the Closing.

Section 5.5 Absence of Conflicts. Except to the extent set forth in Schedule 5.5, neither the execution and delivery by LCS or Merger Sub of this Agreement or any instrument, document or agreement required hereby to be executed and delivered by either of them at, or prior to, the Closing, nor the performance by LCS or Merger Sub of their respective obligations under this Agreement or any such instrument, document or agreement will (assuming receipt of all consents, approvals, authorizations, permits, certificates and orders disclosed as required in Section 5.4) to the knowledge of the LCS or Merger Sub: (a) materially violate or breach the terms of or cause a default under (i) any applicable Law, (ii) any applicable Order or any applicable rule or regulation of any Court or Governmental Authority, (iii) any applicable permits received from any Governmental Authority or Court, (iv) the certificates of incorporation or bylaws or other organizational documents of LCS, any of its subsidiaries or Merger Sub, or (v) any contract or agreement to which LCS or Merger Sub is a party or by which either of them, or any of their properties, is bound and has a Material Adverse Effect on the Merger, or (b) result in the creation or imposition of any Lien on any of the properties or assets of LCS, any of its subsidiaries, Merger Sub or the Surviving Corporation, or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Court or Governmental Authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clauses (a), (b) or (c) of this Section.

Section 5.6 Capitalization. Schedule 5.6(a) sets forth with respect to LCS its authorized and outstanding capital stock, which includes, without limitation, common, preferred, options, warrants, derivatives, including but not limited to debt convertible into LCS Common Stock, and any other rights a LCS security holder has to shares of LCS Common Stock (collectively, the "LCS Capital Stock"). Each outstanding share of the LCS Capital Stock has been duly authorized, is validly issued, fully paid and non-assessable and was not issued in violation of any preemptive rights of any stockholder or any federal or state securities laws.

     (a) Except as disclosed in Schedule 5.6(a), there is no outstanding any capital stock or other security, including, without limitation, any preferred stock, option, warrant, right, or convertible debt entitling the holder thereof to purchase or otherwise acquire any shares of LCS Capital Stock.

     (b) Except as disclosed in Schedule 5.6(b), there are no contracts, agreements, commitments or arrangements obligating LCS to: (i) issue, sell, pledge, dispose of or encumber any shares of, or any options, warrants or rights of any kind to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of, any class of LCS Capital Stock, or (ii) redeem, purchase or acquire or offer to acquire any shares of, or any outstanding option, warrant or right to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of, any class of capital stock of LCS.

Section 5.7 Authorization For LCS Securities. All of the shares of LCS Common Stock issuable pursuant to the Merger will be duly authorized and will, when issued, be validly issued, fully paid and non-assessable and not issued in violation of the preemptive rights of any stockholder of LCS.

Section 5.8 SEC Documents. LCS has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the Securities Act and the Exchange Act (the "SEC Documents"). The SEC Documents have complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of LCS included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial condition of LCS as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). LCS has not received notification from the Commission and/or any federal or state securities bureaus that any investigation (informal or formal), inquiry or claim is pending, threatened or in process against LCS and/or relating to any of LCS's securities.

Section 5.9 Merger Sub. Merger Sub is a corporation duly incorporated under the laws of the State of Delaware, is validly existing and in good standing under such laws and is a wholly owned subsidiary of LCS. Merger Sub has no assets, liabilities or obligations and has engaged in no business except as contemplated by this Agreement.

Section 5.10 Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or accounted for as set forth in Schedule 5.11, to its knowledge LCS has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. The reserves reflected in the SEC Documents are adequate, appropriate and reasonable in accordance with GAAP.

Section 5.11 Certain Agreements. Except as set forth in Schedule 5.11, neither LCS nor any of its subsidiaries nor any of its respective officers or directors, is a party to, or bound by, any contract, agreement or organizational document which purports to restrict, by virtue of a non-competition, territorial exclusivity or other provision covering such subject matter purportedly enforceable by a third party against LCS, any of it subsidiaries or any of its respective officers or directors, the scope of the business or operations of LCS, any of it subsidiaries or any of its respective officers or directors, geographically or otherwise.

Section 5.12 Absence of Changes. Except as set forth in Schedule 5.12, to the knowledge of LCS there has not been, since May 31, 2003, the date of LCS' latest Form 10-QSB filed with the Commission, any material adverse change with respect to the business, assets, results of operations, and prospects or condition (financial or otherwise) of LCS. Except as set forth in Schedule 5.12, since May 31, 2003, neither LCS nor any of its subsidiaries has engaged in any transaction or conduct of any kind that would be proscribed by Section 7.3 herein subsequent to the execution and delivery of this Agreement and up to the Closing Date. Anything to the contrary not withstanding, it is understood and acknowledged by all parties hereto that LCS is inactive and has no revenue generating operations.

Section 5.13  Litigation.

     (a) Except as set forth in Schedule 5.13(a), there are no actions at law, suits in equity, investigations, proceedings or claims pending or, to the knowledge of LCS threatened against or specifically affecting LCS before or by any Court or Governmental Authority.

     (b) Except as contemplated by this Agreement and except to the extent set forth in Schedule 5.13(b), LCS and each of its subsidiaries has performed all obligations required to be performed by it to date and is not in default under, and, to the knowledge of LCS, no event has occurred which, with the lapse of time or action by a third party could result in a material default under any contract or other agreement to which LCS or any of its subsidiaries is a party or by which it or any of its properties is bound or under any applicable Order of any Court or Governmental Authority.

Section 5.14 Tax Matters.

     (a) Except as set forth in Schedule 5.14(a) (and except for filings and payments of assessments the failure of which to file or pay will not have a Materially Adversely Effect on LCS), to the knowledge of the LCS: (i) all Tax Returns which are required to be filed on or before the Closing Date by or with respect to LCS have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to LCS have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

     (b) There is no claim against LCS for any Taxes, and no assessment, deficiency or adjustment has been asserted or, to the knowledge of LCS, proposed with respect to any Tax Return of or with respect to LCS, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 5.14(b).

     (c) Except as set forth in Schedule 5.13(c), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to LCS, or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to LCS. The total amounts set up as liabilities for current and deferred Taxes in the Interim Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to LCS up to and through the periods covered thereby.

Section 5.15 Compliance with Law. Except as set forth in Schedule 5.15, to its knowledge LCS is in material compliance with all applicable statutes and other applicable Laws and all applicable rules and regulations of all federal, state, foreign and local governmental agencies and authorities.

Section 5.16 Affiliate Interests. Except as set forth in Schedule 5.16, no employee, officer or director, or former employee, officer or director, of LCS has any interest in any property, tangible or intangible, including, without limitation, patents, trade secrets, other confidential business information, trademarks, service marks or trade names, used in or pertaining to the business of LCS, except for the normal rights of employees and stockholders.

Section 5.17      Hazardous Materials.

     (a) LCS and each of its subsidiaries to LCS's knowledge is in compliance in all material respects with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder (together "Environmental Laws"), and LCS and each of its subsidiaries has all necessary government permits, licenses, certificates and approvals in relation thereto.

     (b) Neither LCS nor any of its subsidiaries has received any complaint, order, directive, claim, citation or notice of, and LCS does not know of any fact(s) that might constitute a violation(s) of any Environmental Laws.

    (c) To LCS's knowledge, there has been no emission, spill, release or discharge of Hazardous Material at LCS's place of business or any toxic or hazardous substances or wastes into or upon (i) the air; (ii) soils or any improvements located thereon; (iii) the water (including adjacent water and underground water); or (iv) any sewer, septic system or waste treatment, storage or disposal system for which LCS or any of its subsidiaries will be held liable.

Section 5.18 Intellectual Property. LCS has no intellectual property that has any material value.

Section 5.19 Disclosure. To the best of its knowledge LCS has disclosed in writing, or pursuant to this Agreement and the Schedules attached hereto, all facts material to the business, assets, prospects and condition (financial or otherwise) of LCS. To the best of its knowledge no representation or warranty to CSI or the Affiliated CSI Stockholders by LCS contained in this Agreement, and no statement contained in the Schedules attached hereto, any certificate, list or other writing furnished to CSI and the Affiliated CSI Stockholders by LCS pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. Each statement contained in this Agreement, the Schedules attached hereto, and any certificate, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of LCS for all purposes of this Agreement.

Section 5.20 Listing. LCS's Common Stock is accepted for trading on the Principal Market.

Section 5.21 Permits. LCS does not own and is not required to own or hold franchises, licenses, permits, consents, approvals and authorizations of Governmental Authorities or Courts necessary for the conduct of its business because it is not engaged in any business.

Section 5.22 Employee Benefit Plans and Policies. Neither LCS nor any of its subsidiaries maintains or has an obligation to contribute to, and has at no time since the effective date of ERISA maintained or had an obligation to contribute to, any "employee pension benefit plan" as defined in Section 3(2) of ERISA with regard to any employee, past or present, and neither LCS nor any of its subsidiaries is or has at any time since the effective date of the Multiemployer Pension Plan Amendment Act of 1980 been a party to, or during such period made any contribution to, any "Multiemployer Plan" as defined in Section 3(37) of ERISA with regard to any employee, past or present.

Section 5.23 Labor Matters. Neither LCS nor any of its subsidiaries is a party to any collective bargaining agreement or has any employees.

Section 5.24 Insurance. Neither LCS nor any of its subsidiaries has any insurance.

Section 5.25 Subsidiaries; Equity Investments. Except as set forth in Schedule 5.1(a), LCS has not controlled directly or indirectly, or had any direct or indirect equity participation in, any Person during the five-year period preceding the date hereof.

Section 5.26 Contracts and Commitments. Schedule 5.26 includes: (a) a list of all written and oral contracts to which LCS is a party or by which its property is bound that involve consideration or other expenditure in excess of $10,000 or performance over a period of more than six months or that is otherwise material to the business or operations of LCS ("Material Contracts"); (b) a list of all real or personal property leases to which LCS is a party involving consideration or other expenditure in excess of $10,000 over the term of the lease ("Material Leases"); (c) a list of all guarantees of, or agreements to indemnify or be contingently liable for, the payment or performance by any Person to which LCS is a party ("Guarantees") and (d) a list of all contracts or other formal or informal understandings between LCS and each of its subsidiaries and any of its respective officers, directors, employees, agents or stockholders or their affiliates ("Related Party Agreements"). True and complete copies of each written LCS Material Contract, Material Lease, Guarantee and Related Party Agreement have been furnished to CSI and the Affiliated CSI Stockholders.

Section 5.27 Contributions and Payments. Neither LCS nor any of its subsidiaries, nor, to the knowledge of LCS, any of their employees, officers, directors or agents, at any time during the last five (5) years: (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

Section 5.28 Internal Controls. LCS maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,
(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.29 Title to Property. Neither LCS nor any of its subsidiaries has any property that has any material value.

Section 5.30 Bank Accounts; Powers of Attorney. Schedule 5.30 hereto sets forth a complete and correct list showing: (a) all banks in which LCS and Merger Sub maintain a bank account or safe deposit box (collectively, "LCS Bank Accounts"), together with, as to each such LCS Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto; and (b) the names of all persons holding powers of attorney from LCS and Merger Sub, true and correct copies thereof which have been delivered to the other.

Section 5.31 Proxy Statement. The information supplied by LCS for inclusion in the Proxy Statement to be sent to the stockholders of LCS in connection with the LCS Stockholders Meeting to consider the Authorization Increase and the Stock Option Plan as defined in Section 7.10, shall not, on the date the Proxy Statement is first mailed to stockholders of LCS, at the time of the LCS Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any matter or omit to state any material fact necessary in order to make the statements contained in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the LCS Stockholders' Meeting which has become false or misleading.

                                   ARTICLE VI

              COVENANTS OF CSI AND THE AFFILIATED CSI STOCKHOLDERS

Section 6.1 Acquisition Proposals. Prior to the Closing Date, neither CSI nor any of its subsidiaries, nor any of their respective officers, directors, employees or agents nor any of the Affiliated CSI Stockholders shall agree to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, business combination or purchase of all or a substantial portion of the assets of, or a substantial equity interest in CSI or any of its subsidiaries, other than the transactions contemplated by this Agreement. CSI shall notify LCS of any unsolicited offer.

Section 6.2 Access. CSI shall, and shall cause its subsidiaries to afford LCS's officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly any information concerning their respective businesses, properties and personnel as LCS may reasonably request; provided, however, that no investigation pursuant to this section or otherwise shall affect or be deemed to modify any representation or warranty made by CSI or any Affiliated CSI Stockholder pursuant to this Agreement.

Section 6.3 Conduct of Business by CSI Pending the Merger. CSI and each Affiliated CSI Stockholder covenant and agree that, from the date of this Agreement until the Closing Date, unless LCS shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

     (a) The business of CSI and each of its subsidiaries shall be conducted, and none of them shall take any action except, in the ordinary course of business and consistent with past practice.

     (b) CSI agrees that neither it nor any of its subsidiaries will: (i) issue, sell, pledge, dispose of or encumber, (A) any capital stock (or securities convertible into capital stock) or (B) any assets (other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money); (ii) amend or propose to amend the certificate of incorporation or bylaws (or other organizational documents); (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in stock, property or otherwise with respect to the capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire any of its capital stock; (v) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money other than the ordinary course of business; or
(vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 6.3(b);

     (c) CSI shall use its best efforts to: (i) preserve intact its business organization and the business organization of each of its subsidiaries, (ii) perform or cause to be performed all of its obligations and the obligations of each of its subsidiaries in or under any of such leases, agreements and contracts to which it is a party or to which its assets are subject, except for such obligations as it in good faith may dispute, (iii) keep available the services of its current officers and key employees and the current officers and key employees of each of its subsidiaries, (iv) preserve the goodwill of those having business relationships with it and each of its subsidiaries, (v) maintain and keep its and each of its subsidiaries properties in as good a repair and condition as currently exist, except for deterioration due to ordinary wear and tear, (vi) maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and each of its subsidiaries, (vii) collect its and each of its subsidiaries accounts receivable, and (viii) preserve in full force and effect all leases, operating agreements, easements, rights-of-way, permits, licenses, contracts and other agreements which relate to its and each of its subsidiaries assets (other than those expiring by their terms which are not renewable);

         (d) Neither CSI nor the Affiliated CSI Stockholders shall take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming materially untrue or any of the conditions to the Merger set forth in Article VIII not being satisfied;

     (e) Neither CSI nor any of its subsidiaries shall (i) amend or terminate any Plan except as may be required by applicable Law, (ii) increase or accelerate the payment or vesting of the amounts payable under any Plan, or
(iii) adopt or enter into any personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or any other employee benefit plan, agreement, arrangement, program, practice or understanding (other than the Plans); and

     (f) Neither CSI nor the Affiliated CSI Stockholders shall enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

     (g) CSI will not: (1) incur or assume any long-term or short-term debt or issue any debt securities; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (3) make any loans, advances or capital contributions to, or investments in, any other person; (4) pledge or otherwise encumber shares of capital stock of LCS; or (5) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than as disclosed in the schedules hereto;

     (h) CSI will not: take any action that would prevent or impede the Merger from qualifying as a "reorganization" under Section 368(a) of the Code; and

     (i) CSI will comply with any material aspect of any Law applicable to CSI or its assets, the failure of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on LCS.

Section 6.4 Confidentiality. CSI shall, and shall cause its subsidiaries and its and their respective officers, directors, employees, representatives and/or consultants, as the case may be, to, and each Affiliated CSI Stockholder shall, hold in confidence, and not disclose to any Person for any reason whatsoever, any non-public information received by them or their representatives in connection with the transactions contemplated hereby, including, but not limited to, all terms, conditions and agreements related to this transaction and all concepts (including multiples and methodology) used in negotiation of the Purchase Price, except: (a) as required by Law; (b) for disclosure to officers, directors, employees and representatives of CSI as necessary in connection with the transactions contemplated hereby; and (c) for information which becomes publicly available other than through the actions of a party to this Agreement. In the event the Merger is not consummated, CSI and the Affiliated CSI Stockholders will return all non-public documents and other material obtained from LCS or its representatives in connection with the transactions contemplated hereby or certify to LCS that all such information has been destroyed.

Section 6.5 Press Releases. Except as may be required by applicable law, any pubic announcements or press releases to be issued by CSI with respect to the transactions contemplated hereunder shall require LCS's prior written consent, which consent shall not be unreasonably withheld.

Section 6.6 Consents. Subject to the terms and conditions of this Agreement, CSI and the Affiliated CSI Stockholders shall each: (i) obtain all consents, waivers, approvals authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary or proper to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

Section 6.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, CSI and the Affiliated CSI Stockholders shall each cooperate and use reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and respond thereto.

Section 6.8 Intellectual Property Matters. CSI and the Affiliated CSI Stockholders shall use their best efforts to preserve CSI's ownership rights and the ownership rights of each of CSI's subsidiaries, as the case may be, to the Intellectual Property free and clear of any Liens and shall use their best efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

Section 6.9 Notification of Certain Matters. CSI and the Affiliated CSI Stockholders shall each give prompt notice to LCS, orally and in accordance with
Section 11.8 hereof, of: (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (b) any failure of CSI or any officer, director, employee or agent thereof, or any Affiliated CSI Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (c) any litigation, or any claim or controversy or contingent liability of which CSI or any Affiliated CSI Stockholder has knowledge of that might reasonably be expected to become the subject of litigation, against CSI or any of its subsidiaries or affecting any of its assets, in each case in an amount in controversy in excess of $10,000, or that is seeking to prohibit or restrict the transactions contemplated hereby.

                                   ARTICLE VII

                                COVENANTS OF LCS

Section 7.1 Confidentiality. LCS agrees, and LCS agrees to cause its officers, directors, employees, representatives and consultants, to hold in confidence all, and not to disclose to any Person for any reason whatsoever, any non-public information received by it or its representatives in connection with the transactions contemplated hereby except: (a) as required by Law; (b) for disclosure to officers, directors, employees and representatives of LCS as necessary in connection with the transactions contemplated hereby or as necessary to the operation of LCS's business; and (c) for information which becomes publicly available other than through the actions of LCS. In the event the Merger is not consummated, LCS will return all non-public documents and other material obtained from CSI and the Affiliated CSI Stockholders or their respective representatives in connection with the transactions contemplated hereby or certify to CSI that all such information has been destroyed.

Section 7.2 Press Releases. Except as may be required by applicable law, any pubic announcements or press releases to be issued by LCS with respect to the transactions contemplated hereunder shall require the CSI's prior written consent, which consent shall not be unreasonably withheld.

Section 7.3 Conduct of Business by LCS Pending the Merger. LCS covenants and agrees that, from the date of this Agreement until the Closing Date, unless CSI shall otherwise agree in writing, which agreement shall be timely and not unreasonably withheld, or as otherwise expressly contemplated by this Agreement:

     (a) LCS shall conduct no business operations.

     (b) Except as contemplated by this Agreement, LCS shall not, directly or indirectly, do any of the following: (i) issue, sell, pledge, dispose of or encumber, (A) any capital stock (or securities convertible into capital stock) of its capital stock or (B) any of its assets (other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money); (ii) amend or propose to amend its certificate of incorporation or bylaws (or other organizational documents); (iii) split, combine or reclassify any of its outstanding capital stock, or declare, set aside or pay any dividend payable in stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire any of its capital stock; (v) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money except in the ordinary course of business; or (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 7.3(b);

     (c) LCS shall use its best efforts to preserve intact its business organization;

     (d) LCS shall not increase the salary, benefits, stock options, bonus or other compensation of any of its officers or its sole director;

     (e) LCS shall not take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming materially untrue or any of the conditions to the Merger set forth in Article IX not being satisfied;

     (f) LCS shall not enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement;

     (g) LCS shall maintain the right to trade its Common Stock on the Principal Market. It shall file all SEC Documents with the Commission in a timely manner. LCS shall promptly provide to CSI copies of any notices it receives from the Principal Market regarding the continued eligibility of the LCS Common Stock for trading on the Principal Market;

     (h) LCS will not: (1) incur or assume any long-term or short-term debt or issue any debt securities; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (3) make any loans, advances or capital contributions to, or investments in, any other person; (4) pledge or otherwise encumber shares of capital stock of LCS; or (5) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than as disclosed in the schedules hereto;

     (i) LCS will not: take any action that would prevent or impede the Merger from qualifying as a "reorganization" under Section 368(a) of the Code; and

     (j) LCS will comply with any material aspect of any Law applicable to LCS or its assets, the failure of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on LCS.

Section 7.4 Consents. Subject to the terms and conditions of this Agreement, LCS shall: (a) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (b) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

Section 7.5 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, LCS agrees to cooperate and use reasonable efforts to defend against any such claim, action, suit, investigation or other proceeding and respond thereto.

Section 7.6 Delivery of Certificates. LCS will deliver to each CSI Stockholder the LCS Common Stock certificates contemplated by Article II of this Agreement.

Section 7.7 Access. LCS shall afford the CSI's officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, LCS shall furnish promptly to CSI any information concerning its business, properties and personnel as CSI may reasonably request; provided, however, that no investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty made by LCS pursuant to this Agreement.

Section 7.8 Acquisition Proposals. Prior to the Closing Date, except as provided in Section 7.3, neither LCS, nor any of its officers, directors, employees or agents nor any party to this Agreement shall agree to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, business combination or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, LCS, any of its subsidiaries or Merger Sub, other than the transactions contemplated by this Agreement. LCS or Merger Sub shall notify CSI of any unsolicited offer.

Section 7.9 Notification of Certain Matters. LCS shall give prompt notice to CSI, orally and in accordance with Section 11.8 hereof, of: (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (b) any failure of LCS, or any of its officer, director, employee or agent thereof, or any party to this Agreement to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (c) any litigation, or any claim or controversy or contingent liability of which LCS has knowledge of that might reasonably be expected to become the subject of litigation, against LCS or any of its active subsidiaries or affecting any of its assets, in each case in an amount in controversy in excess of $10,000, or that is seeking to prohibit or restrict the transactions contemplated hereby.

Section 7.10 Authorization Increase and Approval of Stock Option Plan. LCS shall use its best efforts to effect the Authorization Increase and obtain stockholder approval of a stock option plan (the "Stock Option Plan") acceptable to CSI and the Affiliated CSI Stockholders.

Section 7.11 LCS Capitalization after Closing. After the Closing, the aggregate number of shares of LCS Common Stock to be retained by the current stockholders of LCS will be an amount to be agreed upon by the parties.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

Section 8.1 Proxy Statement; Registration Statement.

     (a) As promptly as practicable after the date of this Agreement, LCS shall prepare and cause to be filed with the Commission the Proxy Statement with respect to the Authorization Increase. Each of LCS and CSI shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Proxy Statement. Each of LCS and CSI shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the Commission and LCS shall respond promptly to any comments of the Commission or its staff relating thereto. LCS will cause the Proxy Statement to be mailed to LCS's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act..

     (b) If at any time prior to the Effective Time any event or circumstance relating to LCS, any LCS subsidiary or their respective directors or officers is discovered by LCS which is required to be set forth in an amendment or supplement to the Proxy Statement, LCS shall promptly inform CSI. All documents that LCS is responsible for filing with the Commission in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (c) If at any time prior to the Effective Time any event or circumstance relating to CSI, any CSI subsidiary or their respective directors or officers is discovered by CSI which is required to be set forth in an amendment or supplement to the Proxy Statement, CSI shall promptly inform LCS. All documents that CSI is responsible for filing with the Commission in connection with the transaction contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (d) LCS will advise CSI promptly, after it receives notice thereof, of the time when the Commission's staff has notified LCS that it has no additional comments relating to the Proxy Statement, , the issuance of any stop order, or any request by the Commission for amendment of the Proxy Statement or comments thereon or responses thereto, or that any supplement or amendment to the Proxy Statement has been filed.

     Section 8.2    LCS Stockholders' Meeting.

     (a) LCS shall take all action necessary under all applicable Laws to call, give notice of and hold the LCS Stockholders' Meeting. LCS shall ensure that all proxies solicited in connection with the LCS Stockholders' Meeting are solicited in compliance with all applicable Laws.

     (b) The Proxy Statement shall include a statement to the effect that the sole director of LCS recommends that LCS's stockholders vote to approve the issuance of LCS Common Stock in the Merger (the recommendation of LCS's sole director that LCS's stockholders vote to approve the issuance of LCS Common Stock in the Merger being referred to as the "LCS Board Recommendation"). The LCS Board Recommendation shall not be withdrawn or modified in a manner adverse to CSI, and no resolution by the sole director of LCS or any committee thereof to withdraw or modify the LCS Board Recommendation in a manner adverse to CSI shall be adopted or proposed.

Section 8.3    Commercially Reasonable Efforts.

     (a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. Neither CSI, LCS nor Merger Sub will take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of the companies, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement.

     (b) In furtherance and not in limitation of the covenants of the parties contained in Section 8.2 and Section 8.3, each of CSI, LCS and Merger Sub shall use commercially reasonable efforts to resolve such objections if any, as may be asserted by a Governmental Authority or other person in respect of the transactions contemplated hereby, including, without limitation, under any antitrust or other Law, or by any dissenting stockholder. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of CSI, LCS and Merger Sub shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.3(b) shall limit a party's right to terminate this Agreement pursuant to
Section 11.1 so long as such party has up to then complied in all material respects with its obligations under this Section 8.3(b).

     (c) CSI and LCS agree that in connection with any litigation which may be brought against CSI or its directors or LCS or its directors relating to the transactions contemplated hereby, the party subject to such litigation will keep the other, and any counsel which the other may retain at its own expense, informed of the course of such litigation, to the extent the other is not also a party thereto. The parties agree that they will consult with each other prior to entering into any settlement or compromise of any such litigation, and that no such settlement or compromise will be entered into by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

Section 8.4 Antitakeover Statutes. If any antitakeover statute is or may become applicable to the Merger, each of LCS and CSI shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any antitakeover statute on the Merger.

                                   ARTICLE IX

                                   CONDITIONS

Section 9.1 Conditions Precedent to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) No Order shall have been entered and remain in effect in any action or proceeding before any Court or Governmental Authority that would prevent or make illegal the consummation of the Merger;

     (b) There shall have been obtained any and all permits, approvals and consents of securities or "blue sky" commissions of each jurisdiction and of any other Governmental Authority, including the Commission, that reasonably may be deemed to be necessary so that the consummation of the Merger and the transactions contemplated thereby will be in material compliance with all applicable Laws;

    (c) Receipt of all applicable material third party approval of the Merger and the transactions contemplated thereby;

    (d) No pending or threatened material litigation concerning: (i) LCS or CSI;
(ii) the acquisition of their respective securities; or (iii) their continued operation after Closing, which would have a Material Adverse Effect on their business;

     (e) Prior to the Closing, there shall not have occurred any Material Adverse Effect, including, but not limited to, fire or other casualty, to any party to the Agreement;

    (f) Each director on the LCS board of directors shall resign as of the Effective Date, and the Affiliated CSI Stockholders shall appoint the entire board of directors of the Surviving Corporation;

Section 9.2 Additional Conditions Precedent to Obligations of LCS. The obligation of LCS to effect the Merger is also subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) The representations and warranties of CSI and the Affiliated CSI Stockholders contained in this Agreement shall be true and correct in all material respects as of the date when made and in all material respects as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by CSI and the Affiliated CSI Stockholders on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the Chief Executive Officer of CSI shall have been delivered to LCS, and a copy of the resolutions of CSI's Board of Directors, certified by the Secretary of CSI as of the Closing Date, approving the terms of this Agreement and all transactions contemplated hereby shall have been delivered to LCS;

    (b) LCS shall have accepted and approved the completed Schedules and shall have been satisfied, in its sole discretion, with the results of its legal, financial, accounting and business due diligence;

    (c) Since the date of this Agreement, no material adverse change in the business, condition (financial or otherwise), assets, operations or prospects of CSI or its subsidiaries, taken as a whole, shall have occurred, and CSI or its subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) which would have a Material Adverse Effect on the properties or business of CSI or its subsidiaries, taken as a whole, and LCS shall have received a certificate signed by the Chief Executive Officer of CSI dated the Closing Date to such effect;

    (d) CSI shall be merged into Merger Sub;

    (e) LCS shall have received the favorable opinion of Ellenoff Grossman & Schole LLP, counsel to CSI and the Affiliated CSI Stockholders, dated the Closing Date, addressed to LCS and Merger Sub, in form and substance reasonably satisfactory to counsel to LCS, with respect to CSI and each of its subsidiaries except for subparagraphs (iv) and (v) below, which refers only to CSI, that:

                  (i) it (A) has been duly organized and is a validly existing corporation in good standing under the laws of its jurisdiction of incorporation, (B) is duly qualified and licensed and in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of any properties or the character of its operations requires such qualification or licensing except where not having such qualification would not be a Material Adverse Effect, and (C) has all requisite power and authority (corporate and other) and has obtained any and all necessary authorizations, approvals, orders, licenses, certificates, franchises and permits of and from all governmental or regulatory officials and bodies (including, without limitation, those having jurisdiction over environmental or similar matters), to own or lease its properties and conduct its business as described in the Agreement and the Exhibits and Schedules attached thereto (collectively for the purposes of the opinion (the "Agreement"); and to the best of counsel's knowledge;

                  (ii) To the best of such counsel's knowledge, it does not own, directly or indirectly, an interest in any corporation, partnership, joint venture, trust or other business entity except as set forth in the Agreement;

                  (iii) it has a duly authorized, issued and outstanding capitalization as set forth in this Agreement and except as set forth therein, to the best of such counsel's knowledge it is not a party to or bound by any instrument, agreement or other arrangement providing for it to issue any capital stock, rights, warrants, options or other securities, except for this Agreement and as described herein. All of its issued and outstanding securities have been duly authorized and validly issued and are fully paid and non-assessable;? ; the holders thereof have no rights of rescission with respect thereto and are not subject to personal liability by reason of being such holders; and none of such securities were issued in violation of the preemptive rights of any holders of any of its securities or any similar contractual right granted by it;

                  (iv) CSI has full legal right, power and authority to enter into this Agreement and to consummate the transactions provided for herein; and CSI has duly authorized, executed and delivered this Agreement. This Agreement, assuming due authorization, execution and delivery by each other party hereto, constitutes CSI's legal, valid and binding agreement, enforceable against CSI in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights and the application of equitable principles in any action, legal or equitable, and except as obligations to indemnify or contribute to losses may be limited by applicable law);

                  (v) To the best of such counsel's knowledge, neither the execution nor delivery of this Agreement, CSI's performance hereunder and thereunder, CSI's consummation of the transactions contemplated herein and therein, or the conduct of its business as described in this Agreement, conflicts with or will conflict with or results or will result in any breach or violation of any of the terms or provisions of, or constitutes or will constitute a default under, or result in the creation or imposition of any lien, charge, claim, encumbrance, pledge, security interest, defect or other restriction or equity of any kind whatsoever upon, any property or assets (tangible or intangible) of CSI pursuant to the terms of the certificate of its incorporation or bylaws;

                  (vi) To the best of such counsel's knowledge no consent, approval, authorization or order of, and no filing with, any arbitrator, court, regulatory body, administrative agency, government agency or other body, domestic or foreign (other than such as may be set forth in this Agreement, as to which no opinion need be rendered), is required in connection with its performance of this Agreement and the transactions contemplated hereby and thereby;

                  (vii) To the best of such counsel's knowledge it has good and marketable title to, or valid and enforceable leasehold estates in, all items of real and personal property as set forth in this Agreement to be owned or leased by it, in each case free and clear of all liens, charges, claims, encumbrances, pledges, security interests, defects or other restrictions or equities of any kind whatsoever, other than those referred to in this Agreement and liens for taxes not yet due and payable;

                  (viii) Except as set forth in this Agreement, it is not, to the best of such counsel's knowledge, in breach of, or in default under, any term or provision of any license, contract, indenture, mortgage, lease, deed of trust, voting trust agreement, stockholders' agreement, note, loan or credit agreement or any other agreement or instrument evidencing an obligation for borrowed money, or any other agreement or instrument to which it is a party or by which it is or may be bound or to which its property or assets (tangible or intangible) are or may be subject; and it is not in violation of any term or provision of (A) its certificate of incorporation or bylaws, (B) any authorization, approval, order, license, certificate, franchise or permit of any governmental or regulatory official or body, or (C) any judgment, decree, order, statute, rule or regulation to which it is subject;

                  (ix) To the best of such counsel's knowledge it has the requisite licenses or other rights necessary to conduct its business. Such licenses are in full force and effect and, to such counsel's knowledge, there is no action, pending or threatened, with respect to the efficacy of such licenses.

In rendering such opinion, such counsel may rely (a) as to matters involving the application of laws other than the laws of the United States and jurisdictions in which they are admitted, to the extent such counsel deems proper and to the extent specified in such opinion, if at all, upon an opinion or opinions (in form and substance reasonably satisfactory to LCS's counsel) of other counsel reasonably acceptable to LCS's counsel, familiar with the applicable laws; and
(b) as to matters of fact, to the extent counsel deems proper, on certificates and written statements of responsible officers of such counsel's client and certificates or other written statements of officers of departments of jurisdictions having custody of documents respecting the corporate existence or good standing of such counsel's client, provided that copies of any such statements or certificates shall be delivered to LCS's counsel, if requested. Such opinion shall state that LCS's counsel is entitled to rely thereon.

     (f) The CSI Note Holders shall have converted their CSI Notes into CSI Common Stock.

     (g) CSI shall have delivered to LCS a certificate, dated the date of the Closing, signed by the President of CSI (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in
Section 9.2(a) and Section 9.2(c).

Section 9.3 Additional Conditions Precedent to Obligations of CSI and the Affiliated CSI Stockholders. The obligation of CSI and the Affiliated CSI Stockholders to effect the Merger is also subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) The representations and warranties of LCS contained in this Agreement shall be true and correct in all respects as of the date when made and in all material respects as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date, all the terms, covenants and conditions of this Agreement to be complied with and performed by LCS on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by a senior corporate officer of LCS shall have been delivered to CSI and the Affiliated CSI Stockholders and a copy of the resolutions of LCS's sole Director, certified by its Secretary as of the Closing date, approving the terms of this Agreement and all transactions contemplated hereby shall be delivered to CSI and the Affiliated CSI Stockholders;

     (b) CSI and the Affiliated CSI Stockholders shall have accepted and approved the completed Schedules and shall have been satisfied, in their sole discretion, with the results of their legal, financial, accounting and business due diligence.;

     (c) Since the date of this Agreement, no material adverse change in the business, condition (financial or otherwise), assets, operations or prospects of LCS and its subsidiaries, taken as a whole, shall have occurred, and LCS shall not have suffered any damage, destruction or loss (whether or not covered by insurance) which has a Material Adverse Effect on the properties or business of LCS and its subsidiaries, taken as a whole, and CSI and the Affiliated CSI Stockholders shall have received a certificate signed by the Chief Executive Officer of LCS dated the Closing Date to such effect;

     (d) The LCS Common Stock shall be traded on the Principal Market and LCS shall have filed all required SEC Documents with the Commission as of the Closing Date;

     (e) LCS has organized Merger Sub, as a Delaware corporation, which is organized in a manner that will permit it to merge with CSI pursuant to the terms of this Agreement.

     (f) At Closing, LCS shall have effected the Authorization Increase and, excluding all treasury shares, it shall have such number of shares of LCS Common Stock issued and outstanding on a fully-diluted basis as shall be acceptable to CSI and the Affiliated CSI Stockholders.

     (g) The directors and the stock holders of LCS shall have approved the Stock Option Plan.

     (h) LCS shall have no material liabilities.

     (i) The execution and delivery by LCS and Merger Sub of this Agreement, the performance by LCS and Merger Sub of their respective obligations pursuant to this Agreement, and the execution, delivery and performance of each instrument required hereby to be executed and delivered by LCS or Merger Sub at the

Closing have been duly and validly authorized by all requisite corporate action on the part of LCS or Merger Sub, as the case may be, and approval by the stockholders of LCS shall have been obtained, or dissenters or appraisal rights are triggered pursuant to section 262 of the DGCL.

     (j) CSI and the Affiliated CSI Stockholders shall have received the favorable opinion of Barry Feiner, Esq., counsel to LCS, dated the Closing Date, with respect to LCS addressed to CSI and the Affiliated CSI Stockholders, in form and substance reasonably satisfactory to counsel to CSI and the Affiliated CSI Stockholders, to the effect that:

                  (i) it has been duly organized and is a validly existing corporation in good standing under the laws of its jurisdiction of incorporation and is qualified to do business in only in the jurisdiction of its organization;

                  (ii) to the best of counsel's knowledge, it does not own, directly or indirectly, an interest in any corporation, partnership, joint venture, trust or other business entity except as set forth in the Agreement;

                  (iii) it has a duly authorized, issued and outstanding capitalization as set forth in this Agreement and except as set forth therein, to the best of counsel's knowledge, it is not a party to or bound by any instrument, agreement or other arrangement providing for it to issue any capital stock, rights, warrants, options or other securities, except for this Agreement and as described herein. All of its issued and outstanding securities have been duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto and are not subject to personal liability by reason of being such holders; and none of such securities were issued in violation of the preemptive rights of any holders of any of its securities or any similar contractual right granted by it. Assuming that the Authorization Increase has been effected, the LCS Securities to be issued by LCS hereunder are not subject to any preemptive or other similar rights of any stockholder, have been duly authorized and, when issued, paid for and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and conform to the descriptions thereof contained in this Agreement; the holders thereof will not be subject to any liability solely as such holders; all corporate action required to be taken for the authorization, issue and sale of the LCS Securities has been duly and validly taken; and the certificates representing these securities are and will be in due and proper form. Upon the issuance and delivery pursuant to this Agreement of the securities to be issued and sold by LCS hereunder, the Affiliated CSI Stockholders will acquire good and marketable title to such securities, free and clear of any lien, charge, claim, encumbrance, pledge, security interest, defect or other restriction or equity of any kind whatsoever. No transfer tax is payable by or on behalf of the Affiliated CSI Stockholders in connection with the issuance by LCS of the LCS Securities;

                  (iv) it has full legal right, power and authority to enter into this Agreement and to consummate the transactions provided for herein; and it has duly authorized, executed and delivered this Agreement. This Agreement, assuming due authorization, execution and delivery by each other party hereto, constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights and the application of equitable principles in any action, legal or equitable, and except as obligations to indemnify or contribute to losses may be limited by applicable law);

                  (v) to the best of such counsel's knowledge, neither the execution nor delivery of this Agreement, LCS's performance hereunder and thereunder, LCS's consummation of the transactions contemplated herein and therein, or the conduct of its business as described in this Agreement, conflicts with or will conflict with or results or will result in any breach or violation of any of the terms or provisions of, or constitutes or will constitute a default under, or result in the creation or imposition of any lien, charge, claim, encumbrance, pledge, security interest, defect or other restriction or equity of any kind whatsoever upon, any property or assets (tangible or intangible) of LCS pursuant to the terms of the certificate of its incorporation or bylaws;

                  (vi) to the best of counsel's knowledge, no consent, approval, authorization or order of, and no filing with, any arbitrator, court, regulatory body, administrative agency, government agency or other body, domestic or foreign (other than such as may be set forth in this Agreement, as to which no opinion need be rendered), is required in connection with its performance of this Agreement and the transactions contemplated hereby and thereby, except for the approval by the majority of stockholders to increase the number of shares of LCS Common Stock it is authorized to issue to one billion (1,000,000,000) and for the Stock Option Plan;

  In rendering such opinion, such counsel may rely (a) as to matters involving the application of laws other than the laws of the United States and jurisdictions in which he is admitted, to the extent such counsel deems proper and to the extent specified in such opinion, if at all, upon an opinion or opinions (in form and substance reasonably satisfactory to the other parties' counsel) of other counsel reasonably acceptable to the other parties' counsel, familiar with the applicable laws; and (b) as to matters of fact, to the extent he deems proper, on certificates and written statements of responsible officers of such counsel's client and certificates or other written statements of officers of departments of jurisdictions having custody of documents respecting the corporate existence or good standing of such counsel's client, provided that copies of any such statements or certificates shall be delivered to the other parties' counsel, if requested. Such opinion shall state that CSI's counsel is entitled to rely thereon.

     (i) LCS shall have delivered to CSI a certificate, dated the date of the Closing, signed by the President of LCS (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in
Section 9.3(a) and Section 9.3(c).

                                    ARTICLE X

                                 INDEMNIFICATION

Section 10.1 Agreement by CSI and the Affiliated CSI Stockholders to Indemnify. CSI and the Affiliated CSI Stockholders agree to indemnify, defend and hold LCS and each of its directors, officers, employees, agents and attorneys (collectively the "LCS Indemnitees") harmless (subject to the limitations set forth in Section 10.1(d) below) from and against the aggregate of all CSI Indemnifiable Damages (as defined below).

     (a) For purposes of this Agreement, "CSI Indemnifiable Damages" means, the aggregate of all actual expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related reasonable counsel and paralegal fees and expenses) incurred or suffered by the LCS Indemnitees, resulting from
(i) any untruth or inaccuracy in or any breach of, a representation or warranty made by CSI or any Affiliated CSI Stockholder as defined in this Agreement in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by CSI or any Affiliated CSI Stockholder in or pursuant to this Agreement, (iii) any inaccuracy in any certificate delivered by CSI or any Affiliated CSI Stockholder pursuant to this Agreement, or (iv) any claim which involves, affects or relates to any assets, properties or operations of CSI or the conduct of the business of CSI prior to the Closing Date.

     (b) Each of the representations and warranties made by CSI or any Affiliated CSI Stockholder pursuant hereto shall survive for a period of one (1) year after the Closing Date, except: (i) that the representations and warranties contained in Sections 3.11 and 3.18 shall survive until all applicable statutes of limitations have expired and (ii) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.7, 3.8, 4.1 and 4.2 shall not expire, but shall continue indefinitely. No claim for the recovery of the CSI Indemnifiable Damages may be asserted by LCS against CSI or the Affiliated CSI Stockholders after such representations and warranties have expired; provided, however, that claims for the CSI Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by LCS by investigation, the LCS Indemnitees shall have the right to fully rely on the representations, warranties, covenants and agreements of CSI and the Affiliated CSI Stockholders contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of CSI and the Affiliated CSI Stockholders contained in this Agreement is independent of each other representation, warranty, covenant and agreement;

     (c) In the event that a LCS Indemnitee believes he is entitled to a claim for any CSI Indemnifiable Damages hereunder, he shall promptly give written notice to CSI and the Affiliated CSI Stockholders pursuant to Section 10.8 of this Agreement of such claim, the amount or the estimated amount of such claim and the basis for such claim. If CSI and/or the Affiliated CSI Stockholders do not pay the amount of the claim for the CSI Indemnifiable Damages to the LCS Indemnitee within ten (10) days, then the LCS Indemnitee may exercise his or her rights under Sections 10.1 and 10.3 and/or take any action or exercise any remedy available to him or her by appropriate legal proceedings to collect the CSI Indemnifiable Damages.

     (d) Notwithstanding anything to the contrary contained in this Section 10.1, the liability of CSI or any Affiliated CSI Stockholder for the CSI Indemnifiable Damages shall be limited as follows:

              (i) A LCS Indemnitee shall have no claim for the CSI Indemnifiable Damages unless and until all CSI Indemnifiable Damages incurred by such LCS Indemnitee exceed an aggregate of $75,000 (the "Basket Amount"), in which event CSI and the Affiliated CSI Stockholders shall be liable for all such CSI Indemnifiable Damages including the Basket Amount.

              (ii) The total amount of CSI Indemnifiable Damages for which CSI and the Affiliated CSI Stockholders shall be liable to the LCS Indemnitees shall not exceed the Purchase Price.

Section 10.2 Agreement by LCS to Indemnify. LCS agrees to indemnify, defend and hold CSI and each of its directors, officers, employees, agents and attorneys, and each Affiliated CSI Stockholder (collectively the "CSI Indemnitees") harmless from and against the aggregate of all LCS Indemnifiable Damages (as defined below).

     (a) For purposes of this Agreement, "LCS Indemnifiable Damages" means, the aggregate of all actual expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the CSI, resulting from (i) any untruth or inaccuracy in or any breach of, a representation or warranty made by LCS as defined in this Agreement in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by LCS in or pursuant to this Agreement, (iii) any inaccuracy in any certificate delivered by LCS pursuant to this Agreement, or (iv) any claim which involves, affects or relates to any assets, properties or operations of LCS or the conduct of the business, of LCS prior to the Closing Date.

     (b) Each of the representations and warranties made by LCS in this Agreement or pursuant hereto shall survive for a period of one year after the Closing Date except (i) that the representations and warranties contained in Sections 5.13 and 5.16 survive until all applicable statutes of limitations have expired, and (ii) the representations and warranties contained in Sections 5.1, 5.2, 5.4, and 5.25 shall not expire, but shall continue indefinitely. No claim for the recovery of LCS Indemnifiable Damages may be asserted by CSI against LCS after such representations and warranties have expired; provided, however, that claims for LCS Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by the MLA Indemnitees by investigation, the CSI Indemnitees shall have the right to fully rely on the representations, warranties, covenants and agreements of LCS contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of LCS contained in this Agreement is independent of each other representation, warranty, covenant and agreement;

     (c) In the event that a CSI Indemnitee believes he or she is entitled to a claim for any LCS Indemnifiable Damages hereunder, he or she shall promptly give written notice to LCS pursuant to Section 11.8 of this Agreement of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If LCS does not pay the amount of the claim for the LCS Indemnifiable Damages within ten (10) days, then such the CSI Indemnitee may exercise his or her rights under Sections 10.2 and 10.3 and/or take any action or exercise any remedy available to him or her by appropriate legal proceedings to collect the LCS Indemnifiable Damages;

     (d) Notwithstanding anything to the contrary contained in this Section 10.2, LCS's, liability for the LCS Indemnifiable Damages shall be limited as follows:

              (i) A CSI Indemnitee shall have no claim for the LCS Indemnifiable Damages unless and until all LCS Indemnifiable Damages incurred by such CSI Indemnitee exceed an aggregate of the Basket Amount of $75,000, in which event LCS shall be liable for all LCS Indemnifiable Damages including the Basket Amount;

              (ii) The total amount of LCS Indemnifiable Damages for which LCS shall be liable shall not exceed the value of the Purchase Price based on the closing bid price of the LCS Common Stock on the Closing Date.

Section 10.3 Conditions of Indemnification. The obligations and liabilities of the parties hereto hereunder with respect to their respective indemnities pursuant to this Article X resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "Claims"), shall be subject to the following terms and conditions:

     (a) The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim within ten (10) business days after the Indemnified Party receives notice thereof (provided that failure to give notice within such ten-day period does not relieve the Indemnifying Party of his obligations to indemnify the Indemnified Party hereunder, except to the extent that such Indemnifying Party is harmed by the failure of the Indemnified Party to provide timely notice);

     (b) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim;

     (c) If the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof); and

     (d) Anything in this Section 10.3 to the contrary notwithstanding, (A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

Section 10.4 Applicability. THE PROVISIONS OF THIS ARTICLE X SHALL APPLY NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE INDEMNIFIED PARTY. IF BOTH THE INDEMNIFIED PARTY AND THE INDEMNIFYING PARTY ARE NEGLIGENT OR OTHERWISE AT FAULT OR STRICTLY LIABLE WITHOUT FAULT, THE CONTRACTUAL OBLIGATIONS OF INDEMNIFICATION UNDER THIS ARTICLE X SHALL CONTINUE, BUT THE INDEMNIFYING PARTY SHALL INDEMNIFY THE INDEMNIFIED PARTY ONLY FOR THE PERCENTAGE OF RESPONSIBILITY FOR THE DAMAGE OR INJURIES ATTRIBUTABLE TO THE INDEMNIFYING PARTY.

                                   ARTICLE XI

                                  MISCELLANEOUS

11.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the
Closing:

     (a) by mutual consent of LCS and CSI;

     (b) by either LCS or CSI if the Merger has not been effected on or before December 31, 2003 unless the Merger has not been effected by such date because of the terminating party's failure to comply with its obligations under this Agreement;

     (c) by either LCS or CSI if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of the Merger or the other transactions contemplated hereby shall have been entered;

     (d) by LCS if (i) since the date of this Agreement there has been a material adverse change in the business operations or financial condition of CSI; (ii) there has been a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement by CSI and/or any Affiliated CSI Stockholder, which breach has not been cured within ten (10) Business Days following receipt by the breaching party of notice of such breach

(unless such breach cannot be cured within such time, reasonable efforts have begun to cure such breach prior to the tenth Business Day and such breach is then cured within thirty (30) days after notice); or (iii) if the Merger is not approved by the Affiliated CSI Stockholders.

     (e) by CSI: (i) if since the date hereof there has been a material adverse change in the business operations or financial condition of LCS; (ii) if there has been a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement by LCS which breach has not been cured within ten (10) Business Days following receipt by LCS of notice of such breach (unless such breach cannot be cured within such time, reasonable efforts have begun to cure such breach prior to the tenth Business Day and such breach is then cured within thirty (30) Business Days after notice); or (iii) if the Authorization Increase is not approved by the stockholders of LCS.

Section 11.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1, the parties hereto shall have no obligation or liability to each other except that the provisions of Sections 6.4, 7.1 and
11.2 survive any such termination.

Section 11.3 Broker; Expenses. LCS on the one hand and CSI and the Affiliated CSI Stockholders on the other hand each represent and warrant to the other that there is no broker or finder involved in the transactions contemplated hereby. Regardless of whether the Merger is consummated, all costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by LCS shall be paid by LCS and all such costs and expenses incurred by CSI and the Affiliated CSI Stockholders shall be paid by them.

Section 11.4 Restrictions on Transfer of LCS Securities. Each Affiliated CSI Stockholder (i) acknowledges that the LCS Securities he will receive pursuant to the terms of this Agreement have not and will not be registered under the Securities Act and, therefore, may not be resold without compliance with the Securities Act and (ii) covenants that none of such securities will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the Commission and applicable state securities laws and regulations. All certificates evidencing the LCS Securities issued pursuant to this Agreement will bear a legend in substantially the form below:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT, AND SUCH STATE LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY'S COUNSEL IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

         In addition, these certificates will bear any legend required by the securities or blue sky laws of the state in which the Affiliated CSI Stockholder receiving such securities resides.

Section 11.5 Waiver and Amendment. The party entitled to the benefits thereof may waive, in writing, any provision of this Agreement at any time. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

Section 11.6 Public Statements. Prior to the Closing, CSI and LCS agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law. Anything to the contrary not withstanding, neither CSI nor the Affiliated CSI Stockholders shall issue a press release without the prior written approval of LCS, which consent can be withheld within LCS's absolute discretion.

Section 11.7 Assignment. LCS, CSI and the Affiliated CSI Stockholders each agree that they will not assign this Agreement.

Section 11.8 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, by registered or certified mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         if to CSI or any Affiliated CSI Stockholder:

              Scott Newman, President and Chief Executive Officer
              Conversion Services International, Inc.

                  100 Eagle Rock Avenue
         East Hanover, New Jersey 07936

         with a copy to:

         Douglas S. Ellenoff, Esq.
         Ellenoff Grossman & Schole LLP
         370 Lexington Avenue
         New York, New York 10017

         if to LCS or Merger Sub:
         3 Tennis Court Road
         Mahopac, New York 10541

         Attention:  Michael Mitchell, President
         with copies to:

         Barry Feiner, Esq.
         170 Falcon Court
         Manhasset, New York 11030

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 11. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five (5) days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any party hereto or materially alter the terms of the transactions contemplated hereby.

Section 11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Section 11.12 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 11.13 Entire Agreement; Third Party Beneficiaries. This Agreement, including the Annexes, Exhibits and the Schedules hereto, constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof (except as contemplated otherwise by this Agreement) and neither this Agreement nor any document delivered in connection with this, confers upon any Person not a party hereto any rights or remedies hereunder.

                            [signature page follows]

         IN WITNESS WHEREOF, LCS Group, Inc., LCS Acquisition Corp. and Conversion Services International, Inc. have caused this Agreement to be executed on their behalf by their respective officers thereunto duly authorized, and the Affiliated CSI Stockholders have caused this Agreement to be executed all as of the date first above written.

                     LCS GROUP, INC.

                     By:
                        ---------------------------------
                          Name:      Michael Mitchell
                          Title:     President

                     LCS ACQUISITION CORP.

                     By:
                        ----------------------------------
                          Name:      Michael Mitchell
                          Title:     President


                     CONVERSION SERVICES INTERNATIONAL, INC.

                     By:
                        ----------------------------------
                          Name:      Scott Newman
                          Title:     President and Chief Executive Officer


AFFILIATED CSI STOCKHOLDERS:



Scott Newman


Glenn Peipert

Dated: August 21, 2003

ANNEX A

                            SCHEDULE OF DEFINED TERMS

The following terms when used in the Agreement shall have the meanings set forth below unless the context shall otherwise require:

 "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.

"Affiliated CSI Stockholders" means the holders of CSI Common Stock whose names are set forth on Exhibit A.

 "Agreement" means the Agreement and Plan of Reorganization made and entered into as of August 21, 2003, by and among LCS, Merger Sub, CSI and the Affiliated CSI Stockholders, including any amendments thereto and each Annex (including this Annex A), Exhibit and schedule thereto (including the Schedules).

"Authorization Increase" has the meaning set forth in Section 5.2.

"Business Day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

"CSI" means CSI Technologies, Inc., a Delaware corporation, and all its predecessor entities and its successors from time to time.

"CSI Capital Stock" has the meaning set forth in Section 3.7.

"CSI Indemnifiable Damages" has the meaning set forth in Section 9.1.

"CSI Notes" has the meaning set forth in Section 2.7(c).

"CSI Note Holders" has the meaning set forth in Section 2.7(c).

"CSI Stockholders" has the meaning set forth in Section 2.7(b)(ii).

"Closing" means a meeting, which shall be held in accordance with Section 2.3, of representatives of the parties to the Agreement at which, among other things, all documents deemed necessary by the parties to the Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered.

"Closing Date" means the date of the Closing as determined pursuant to Section 2.3.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Commission" means the Securities and Exchange Commission..

"Control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

"Court" means any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.

"DGCL" means Section 262 of the Delaware General Corporation Law as currently enacted and as may be amended from time to time.

"Effective Time" has the meaning set forth in Section 2.2.

"Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, as in effect on the Closing Date, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

"Exchange Act" means the Securities Exchange Act of 1934 and the Rules and Regulations promulgated thereunder.

"GAAP" means accounting principles generally accepted in the United States as in effect from time to time consistently applied by a specified Person.

"Governmental Authority" means any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

"Guarantees" has the meaning set forth in Sections 3.23 and 5.26, as the case may be.

"Hazardous Material" means any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including, without limitation, chemicals, compounds, metals, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires remediation under any Environmental, Health and Safety Laws in effect on the Closing Date, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. ss. 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss. 6901 et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. ss. 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. ss. 7401-7642); Toxic Substances Control Act, as amended, 15 U.S.C. ss. 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. ss. 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. ss. 11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss. 651, et seq. ("OSHA"); any similar state statute or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority or Court to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

"Indemnified Party" has the meaning set forth in Section 9.3.

"Indemnifying Party" has the meaning set forth in Section 9.3.

"Instruments" has the meaning set forth in Section 2.7(c).

"Intellectual Property" means all patents, trademarks, copyrights and other proprietary rights.

"IRS" means the Internal Revenue Service.

"Knowledge" means the actual knowledge of the subject party, or any director or executive office of such party, as such knowledge has been or reasonably should have been obtained in the normal conduct of business.

"Law" means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

"LCS" means LCS Group, Inc., and all its successors from time to time.

"LCS Capital Stock" means the authorized, issued and outstanding common and preferred stock of LCS, as set forth in Section 5.4.

"LCS Indemnifiable Damages" has the meaning set forth in Section 9.2

"LCS Securities" has the meaning set forth in Section 2.7(b)(i).

"Licenses" means all licenses, certificates, permits, approvals and registrations.

"Lien" means any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Law of any jurisdiction.

"Material Adverse Effect" means, with respect to a Person, a material adverse effect on the properties, assets, liabilities, financial condition, business or operating earnings of such Person and its Subsidiaries, taken as a whole, or an effect which is reasonably likely to prevent or materially delay or materially impair the ability of such Person to consummate the transactions contemplated by this Agreement.

"Material Contracts" has the meaning set forth in Sections 3.23 and 5.26, as the case may be.

"Material Leases" has the meaning set forth in Sections 3.23 and 5.26, as the case may be.

"Merger" has the meaning set forth in the Recitals.

"Non-Affiliated CSI Stockholders" means all holders of CSI Common Stock who are not Affiliated CSI Stockholders.

"Order" means any judgment, order or decree of any federal, foreign, state or local Court or Governmental Authority.

"Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Court or Governmental Authority.

"Plans" has the meaning set forth in Section 3.14.

"Principal Market" has the meaning set forth in Section 5.19.

"Proxy Statement" has the meaning set forth in Section 3.28.

"Purchase Price" has the meaning set forth in Section 2.7(b)(i).

"Related Party Agreements" has the meaning set forth in Sections 3.23 and 5.26, as the case may be.

"Reports" means, with respect to a specified Person, all reports, registrations, filings and other documents and instruments required to be filed by the specified Person with any Governmental Authority.

"SEC Documents" has the meaning set forth in Section 5.7.

"Securities Act" means the Securities Act of 1933 and the Rules and Regulations promulgated thereunder. "Stock Option Plan" has the meaning set forth in Section 7.10.

A "Subsidiary" of a specified Person is any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.

"Surviving Corporation" has the meaning set forth in Section 2.1.

"Tax Returns" means all returns, reports and filings relating to Taxes.

"Taxes" means all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

"Transfer Taxes" means any and all state, local, foreign or provincial sales, use, real property, stock transfer or similar taxes (including any interest or penalties with respect thereto, but not including any stockholder level taxes based upon net income) attributable to the transactions contemplated herein.